Exhibit 10.6

Licence Agreement

for SCD Technology

between

aerodyn Asia CO. LTD

Suite 2508, Tower1

Lippo Center, 89 Queensway

Hong Kong

- hereinafter referred to as the Licensor -

and

Guangdong Mingyang Wind Power Technology Co. Ltd.

Jianye Rd, Torch Hi-Tech Industry Zone,

Zhongshan 528437,

Guangdong, P.R. China

- hereinafter referred to as Licensee -

(each a “party” and collectively the “parties”)

This contract-without annexes-consists of a total of 36 pages.

It is drafted in triplicate (i.e. three identical copies)

Licence Agreement of SCD (2008-07-28)

Table of Contents

List of Annexes		3
Definitions		4
Preamble
A. Parties to the Contract on the Part of Licensor		8
B. The Idea of the SCD Concept		9
C. Demands on Licensee as Manufacturer		10

Provisions of the Agreement
Art. 1	Subject-matter under Licence	11
Art. 2	Granting of Licence	12
Art. 3	Contractual Territory	13
Art. 4	Duties of Licensor	13
Art. 5	Duties of Licensee	16
Art. 6	Suppliers	18
Art. 7	Further Development of the WECS under the Agreement	19
Art. 8	Subcontracts	20
Art. 9	QM Demands on Licensee	20
Art. 10	Communication	21
Art. 11	Warranties on the Part of Licensor	22
Art. 12	Restrictions on Liability for Licensor	24
Art. 13	Preservation and Defence of Industrial Property Rights	24
Art. 14	Basic payment	25
Art. 15	Royalties	25
Art. 16	Option for the Benefit of Licensee in the Event of Initial Public Offering (IPO)	27
Art. 17	Invoicing Procedure	28
Art. 18	Taxes	28
Art. 19	Confidentiality	29
Art. 20	Non-competition Clause	30
Art. 21	Duration of Agreement	30
Art. 22	Termination of Agreement	31
Art. 23	Termination of Exclusiveness and of Restriction of Distribution to Contractual Territory	32
Art. 24	Capacity to Enter into this Agreement	33
Art. 25	Force Majeure	33
Art. 26	Settlement of Disputes, Governing Law	33
Art. 27	Additional Agreements	34

Licence Agreement of SCD (2008-07-28)

List of Annexes

Annex	Source	Content

1	Preamble	Licensor’s Organisational Chart

2	Art. 1.1	Technical Features of Onshore WECSs of 2.5 to 3 MW

3	Art. 1.1	Technical Features of Offshore WECSs of 5 to 6 MW

4	Art. 1.2	Status of Industrial Property Rights

5	Art. 1.3	Responsibilities

6	Art. 2.1	List of Documents

7	Art. 4.7	Conditions of Location and Commissioning of Prototype

8	Art. 4.7	Prototype Report

9	Art. 4.8	Conditions of Clearance for Series Production

10	Art. 4.8	Supports for Prototype/Series Production

11	Art. 6.1	List of Suppliers

12	Art. 9.2	Guidelines on Quality Management of Germanischer Lloyd

13	Art. 14	Basic Payment Schedule

14	Art. 21.3	Time Schedule

Licence Agreement of SCD (2008-07-28)

Definitions

A-design assessment is a complete examination of the design analyses with the required material and component tests is required, together with witnessing of the commissioning of one of the first wind turbines. The detail information is referred to GL certification guidelines.

Basic Documents: Basic Documents are documents essential for performing the contractual, task. Among these are requirements lists, specifications, drawings, calculation documentation, descriptions, summary records, etc.

Basic Engineer: All work related to the preparation of concepts, preliminary calculations, preliminary designs, specifications, requirements lists and descriptions of the basic characteristics of components or assemblies. The results will form the basis of the Detail Engineering.

Certification Authority is the institution that examines the above documents which are subject to authorisation in order to be licensed. This procedure is completed by a type approval or a certificate. Authorities to carry out such tests are, for example, Germanischer Lloyd, TUEV or Det Norske Veritas.

Competitors of Licensor are companies occupied with conception, development, construction, production and sales of wind energy converters as a whole or of parts thereof, no matter whether they do so for external customers or for their own products.

Contractual Equipment: The wind energy converter to be developed according to this Agreement is referred to as ‘Contractual Equipment’.

Contractual Know-how is the knowledge of design data, construction principles, detailed solutions, calculation results and other information regarding the Contractual Equipment.

Construction Drawing: A drawing that contains all information, including, but not limited to, material number and, if necessary, physical properties, tolerances and surface treatment in order to prepare a full set of manufacturing drawings for a component or assembly.

Licence Agreement of SCD (2008-07-28)

Declaration of Release is the written confirmation issued by a Certification Authority regarding the safety of the design in accordance with the data in a given document.

Defects means any situation in which the Deliverables, the Work, the Contractual Equipment or the Project in their entirety or parts thereof, in particular, but not limited to, the design solutions and the results of the development services, are not in compliance with the requirements of this Agreement.

Deliverables shall mean any and all documentation, reports, drawings, data and information, regardless of the format, to be provided by the Licensor to the Licensee according to the Agreement.

Detail Engineering: All work related to the preparation of detail design calculations and documentation, including all documents that are necessary for approval by the Certification Authority, such as calculation documents, Construction Drawings and specifications.

Documentation for Certification: Documentation that fulfils all requirements of the Certification Authority in order to certify the component or calculation. These documents include all the input data used, boundary conditions and all necessary results. The documentation does not contain descriptions of calculation methods or calculation formulas.

Internal Documentation: Documentation that contains general information about a component or calculation showing the most important results. It is used to check the design or calculation internally within the Licensor’s company. It does not contain all the information requested by the Certification Authority.

Know-how of the Licensor: This know-how includes documented and secret technical knowledge as well as the economic and commercial knowledge of the Licensor. This complex know-how that is not in the public domain is essential in order to enable the development of wind energy converters. This particularly refers to design principles, procedures and calculation documentation.

Manufacturing Drawing: A drawing or a set of drawings containing all the information required for the manufacturing of a component or an assembly which can be used directly by the employee in the workshop.

Licence Agreement of SCD (2008-07-28)

Mainland of China is the P.R.C., excluding the province of Taiwan.

Megawatt (MW) is the nominal output of the WECS in a certain Power Category.

Nominal Output of the WECS is the assumed maximum electrical power of a wind energy converter system (WECS) that can be achieved in continuous operation.

Power Category is the size of a WEC specified with its nominal output. Two power categories in this contract are included, i.e. 2.5/3.0 MW WECS and 5.0/6.0 MW WECS.

Purchase Price is the gross price for the complete WECS including the tower to be sold by Licensee to its customer.

Secret shall be the technical knowledge of the Licensor which is not in the public domain and which is essential for the development, production and distribution of WECSs. In particular, such knowledge shall include the EDP-based methods of calculation for the development of WECSs and components.

Specification: A document that describes the main characteristic of a component, including, but not limited to, the loads on the components, the main dimensions, environmental conditions, performance parameters, test standards, crucial quality characteristics, if necessary, as well as the scope of delivery.

Substantial Defects shall mean any defect that is of such a nature and such an extent that it affects the operating ability of the Project or Contractual Equipment.

Third party is a party which is not directly involved in this license contract but anyhow has a contract with one of this License contract parties.

Type certificate: besides A-design assessment, the implementation of the design requirements in production and erection, quality management system and prototype test of the wind turbine are also necessarily required to attain the Type Certificate.

Licence Agreement of SCD (2008-07-28)

Regulation: The examination of documents subject to authorisation is carried out in accordance with certain technical recommendations which are applied depending on the scope of application. The usual regulations are those laid down by Germanischer Lloyd, DNV or IEC.

Wind Energy Converter System (WECS): A wind energy converter system is a technical unit that converts wind energy into electrical energy. It includes the following components: rotor blades, machine nacelle with all aggregates, tower, as well, as electrical and electronic devices of the, converter. The interface between wind energy converter and foundation is the flange connection at the tower base.

Work shall mean any and all activities and responsibilities required under and reasonably inferred from this Agreement that are necessary in order to perform this Agreement, including, without limitation, the supply of Deliverables, remedy of defects and technical services.

Licence Agreement of SCD (2008-07-28)

Preamble

A. Parties to the Contract on the Part of Licensor

Mr Soenke Siegfriedsen is the inventor of the SCD system concept and shareholder as well as managing director of the Licensor, aerodyn ASIA Co Ltd., a accompany has its registered office in Hong Kong. The said company is the owner of the exclusive right to grant licences for the SCD Technology.

Coordinator as regards the implementation of the SCD Technology project is aerodyn development + marketing GmbH, a company having its registered office in Rendsburg. Sole shareholder and managing director of the said company is also Mr. Soenke Siegfriedsen. It is the responsibility of this company to coordinate the converter system development with all development partners; among these are aerodyn Energiesysteme GmbH in Rendsburg, other qualified engineering consultancies, manufacturers of components and further partners such as the Certification Authority.

aerodyn Energiesysteme GmbH is an important development partner for the converter-structure design, for the structure and aerodynamics of rotor blades, tower, technical documentation and certification documentation.

aerodyn Energiesysteme GmbH, which was found by Mr Soenke Siegfriedsen in 1983, is an engineering consultancy that has focused on business activities in the field of wind energy, since then having done business with about 30 different manufacturers of Wind Energy Converter Systems (WECSs) and having worked on about 65 different types of WECSs. Thus aerodyn Energiesysteme GmbH has many years of experience in the work on and development of complete WECSs and individual components via a comprehensive understanding of the technical and economic interconnections of different kinds of WECSs. aerodyn Energiesysteme GmbH has the ability to design complete WECSs and has performed such complete WECS design for turbines of up to 5MW rated power.

aerodyn Engineering GmbH is a company whose sole shareholder is Soenke Siegfriedsen. It is responsible for managing the industrial property rights owned by Soenke Siegfriedsen.

Licence Agreement of SCD (2008-07-28)

Another partner will be aerodyn products + trading Ltd., a subsidiary of aerodyn ASIA Co. Ltd; having its registered office in Shanghai. The said company will be in charge of the technical support for assembly, erection and testing of the prototype WECS as well as the provision of consultancy services to the Licensee during series production.

The enterprises and persons involved in the SCD project on the part of the Licensor are described in the organisational chart enclosed herewith as Annex 1.

B. The Idea of the SCD Concept

The idea of the SCD concept was developed on the basis of the Multibrid technology. The Multibrid concept was developed by aerodyn Energiesysteme GmbH between 1998 and 2004, thereby laying the foundations of another forward-looking technology. The development know-how of aerodyn Energiesysteme also has some influence on the project in the case of the SCD Technology.

The technical concept of the SCD Technology is based on the fact that the main drive train components such as rotor bearing, gear and generator are designed as a compact unit. The two casings of gear and generator are integrated into the load flow resulting from the rotor in the tower; loads are transferred via the casings.

Further features: The tower head is built in a lightweight and compact manner, the system does not require a nacelle casing, and the Wind Energy Converter System is equipped with a two-blade rotor. All these features result in a low-cost manufacturing concept. A minor disadvantage of this concept is a slightly higher noise emission, which has an influence on the choice of location.

Since the end of 2005, aerodyn Energiesysteme has worked intensively on the innovative SCD concept in order to prove the feasibility of this concept in practice. All main components have been designed provisionally to estimate dimensions and costs. Moreover, external specialists have been called in to examine gear design, generator design and overall dynamics, i.e. the dynamic behaviour of the entire system.

Licence Agreement of SCD (2008-07-28)

The entire Detail Engineering, including the furnishing of proof with regard to the certification as well as the preparation of all manufacturing documents, is planned for 2008/2009. It is furthermore planned to involve Germanischer Lloyd (GL) and Allianz Zentrum fur Technik (AZT) in the design work as advisers from the beginning.

C. Demands on Licensee as Manufacturer

Due to production depth and the number of units to be achieved in production, the Licensee has to fulfil the following conditions:

a)	High capitalisation in order to pre-finance the manufacturing facilities and pre-production run;

b)	Excellent access to the markets and operators of Wind Energy Converter-Systems in order to be able to sell the required number of units (approx. 1,000 converters per year);

c)	Sufficiently qualified personnel at the Licensee’s disposal, with appropriate capacities in management, technology, engineering and production;

d)	Technical equipment and operational organisation in order to comply with the quality standards according to the Licensor’s QM requirements, confirmed by a shop approval by Germanischer Lloyd.

Licence Agreement of SCD (2008-07-28)

The details of the Agreement are described in the following provisions:

Provisions of the Agreement

Art. 1 Subject-matter under Licence

1.1	Subject-matter under licence shall be the Licensor’s industrial property rights and know-how with regard to a new Wind. Energy Converter System concept relating to the SCD Technology, the technical features of which are specified in Annex 2 as far as onshore WECSs of a Power Category of 2.5 to 3 MW are concerned and the technical features, of which are specified in Annex 3 as far as offshore WECSs of a Power Category of 5 to 6 MW are concerned. Under this Agreement, the licence will be granted for both power categories jointly. The Licensor is and will remain as the holder of all rights in the construction of the WECS under the Agreement as well as owner of all documents required for manufacture, the results of calculation, and all further developments resulting from this Agreement.

1.2	In order to realise the SCD project, industrial property rights are required. Owner of such industrial property rights is aerodyn Engineering GmbH. Some of the said industrial property rights have been granted, some of them have been applied for and others still have to be applied for. An overview of the industrial property rights showing the status, country and term is enclosed with this Agreement as Annex 4. The Licensor hereby assures the Licensee that it is entitled to avail itself of the rights of use with regard to the industrial property rights of aerodyn Engineering GmbH without restriction.

1.3	The tasks and responsibilities regarding development of the WECS, purchase of components, assembly and tests, transport and erection, commissioning and measurement as well as series production are stipulated in Annex 5.

Licence Agreement of SCD (2008-07-28)

Art. 2 Granting of Licence

2.1	By this Agreement, the Licensor shall grant the Licensee the exclusive right for the manufacture of the WECS under the Agreement according to Annex 2 and Annex 3 and the distribution thereof in the contractual territory, as well as a non-exclusive right to use the industrial property rights listed in Annex 4 and the Contractual Know-how and shall for this purpose deliver to the Licensee all documents, specifications, other technical papers, plans and manuals listed in Annex 6. Delivery of the documents will enable the Licensee to manufacture almost all components itself.

2.2	The granting of sublicenses by the Licensee is not permitted. This shall particularly apply with regard to enterprises with which the Licensee has a direct or indirect participating relationship or is in the same group of companies.

2.3	Changes to the Contractual Know-how and design changes to the WECS under the Agreement as well as the further development thereof by the Licensee shall not be permitted (for the details of further development see Art. 7). Under this Licence Agreement, the Licensor shall not be obligated to develop the WECS under the Agreement further unless a separate contract is concluded in this respect.

2.4	The Licensor shall have the absolute right to grant further licences to other licensees outside the contractual territory.

2.5	If the Licensee wishes to enter into joint ventures or similar partnerships for the manufacture and distribution of the WECS under the Agreement, it will require the prior written consent of the Licensor. This shall also apply if the Licensee wants to contract out the manufacture of the WECS under the Agreement to third parties or within the group of companies, in particular if this requires the delivery of technical information, documents and calculations of the Licensor or the Contractual Know-how.

Licence Agreement of SCD (2008-07-28)

Art. 3 Contractual Territory

3.1	The Licensee shall be entitled to manufacture and distribute WECS under the Agreement only on the Mainland of China.

3.2	The Licensee undertakes not to manufacture or cause third parties to manufacture, not to offer or cause third parties to offer, not to erect or cause third parties to erect, or operate or cause third parties to operate WECSs under the Agreement outside the contractual territory.

3.3	An erection of WECSs under the Agreement outside the contractual territory shall only be permitted before the date specified in Art.23, always in relation to a certain project or territory, if the Licensor has given its prior consent in writing. Such consent shall generally be given at the Licensee’s request if the Licensor has not yet entered into a licence agreement with another partner as regards the project or territory concerned. A condition is that the Licensee proves that there is a pre-contractual obligation regarding the project which will result in the conclusion of a contract within three months.

Art. 4 Duties of Licensor

4.1	The Licensor shall be obligated to put all documents such as drawings, part lists, component specifications (without calculation documents) required for manufacture of the WECS under the Agreement for all parts of the WECS, including the tower, and standard foundation (all listed in Annex 6) at the Licensee’s disposal. For this purpose, the Licensor has commissioned aerodyn Energiesysteme GmbH and other external specialists to develop the WECS concept further and make all calculations required for the construction and operation of the SCD Wind Energy Converter Systems as well as to prepare papers, drawings and other design documents according to the list in Annex 6.

Licence Agreement of SCD (2008-07-28)

4.2	The Licensee will receive all documents required for the manufacturing of the converter system, namely Construction Drawings, parts lists, specifications, subassembly drawings, mounting instructions, operating and service manuals, assembly and erection descriptions, commissioning regulations.

4.3	The components documentation will be delivered for all cast parts, gear parts as well as generator parts. Specifications will be made available for all parts that have to be bought in addition, namely all rolling bearings, yaw drive, yaw brakes, pitch system, hydraulic aggregates, oil lubrication systems as well as refrigerating sets and sensor technology. The foregoing list is not complete and not binding but only exemplary.

4.4	The scope of the project also includes the licence for the control system, including source code, description of source code, and electrical cable layout plans, circuit diagrams, parts list for frequency converters and frequency converter software.

4.5	The project package furthermore includes the production licence for the rotor blade system with 3D surface data, including the manufacturing documents, for the rotor blade as well as the master plug and female mould, and support in the production of these manufacturing facilities.

4.6	As far as the calculation results are needed for the quality control of components, the results are included in the components specifications.

4.7	The Licensee will receive on-the-spot support as regards the prototypes in connection with the components inspection. The Licensee shall assign responsible and qualified employees whom the Licensor will familiarise with the technical documents and train to such an extent that the Licensee will be able to manufacture the WECS under the Agreement. Furthermore, the Licensor undertakes to advise and support the Licensee. On/in the assembly, erection and commissioning of the prototype WECS by providing qualified engineers on the spot.

Licence Agreement of SCD (2008-07-28)

4.8	The Licensor shall be entitled and obligated to determine the conditions of the location and commissioning of the prototype as defined in Annex 7 and to analyse measurements taken on the prototype WECS as defined in Annex 8 (Prototype Report). All costs relating to the manufacture, erection, testing and measurement of the prototype shall be borne by the Licensee. The prototype of the 5.0/6.0 MW Wind Energy Converter System will be erected approx. 12 months after the erection of the 2.5/3.0 MW Wind Energy Converter System.

4.9	The Licensor is responsible for clearing the WECS under the Agreement for series production. The conditions of such clearance for series production are described in Annex 9. The Licensor shall advise and support the Licensee also during series production. Details are described in Annex 10 (Support for Series Production).

4.10	Prior to commencement of series production, the Licensor shall prepare a QM manual for manufacture. The Licensee shall be obligated to comply with the standards determined by the Licensor during manufacture. The Licensor shall be entitled to verify compliance with its quality standards as regards the preparation of manufacture, production at the Licensee’s works, assembly, erection, commissioning as well as maintenance and servicing of the WECSs. Therefore, the Licensee shall be obligated to give the Licensor free access to all manufacturing facilities and assembly plants and to give the Licensor permission to inspect all manufacturing and QM documents at any time during the usual business hours. If the Licensor discovers any manufacturing or quality defects, the Licensor shall be entitled to demand that the Licensee remedy the quality defects before the WECS leaves the works for delivery to a customer. In so doing, however, the Licensor does not assume any warranty obligation in respect of the quality of the Licensee’s products, neither with regard to the Licensee nor with regard to the Licensee’s customer.

4.11	Furthermore, the Licensor shall be responsible for providing all assessment documents to the certification Authority to obtain A-design assessment issued in the Licensee’s name. The cost of A-design-assessment will be borne by Licensor.

Licence Agreement of SCD (2008-07-28)

4.12	The Licensee shall also receive an assembly shop plan as a recommendation with regard to the establishment of a useful series production sequence.

4.13	The Licensor shall be obligated to inform the Licensee about changes and improvements resulting from further developments of the Contractual Know-how and provide the Licensee with documents which have been revised accordingly. This shall be effected in accordance with the Licensor’s document management system.

4.14	Before the start of series production, the Licensor will carry out training courses to ensure that WEC can be assembled, erected, commissioned, and maintained in the required way of Licensor. The concrete training courses are described in Annex.10.

Art. 5 Duties of Licensee

5.1	The Licensee shall be obligated to skilfully manufacture, transport, assemble and put into operation the WECS under the Agreement taking into account the care as is usual in the line of business, the standards set by the Licensor and the suppliers of materials and components as well as the obligations imposed by the authorising bodies and Certification Authorities with the help of sufficiently qualified, specialised personnel.

5.2	The Licensee shall be obligated not to start series production prior to clearance by the Licensor according to Art. 4.8 and Annex 9. After production, erection, commissioning and test of maximum three prototypes in the year 2009, the series production of SCO shall be only started in the year 2010 with max production of 20-30 sets of turbines. In the year 2011, the production shall be max. 200 turbines, and from the year 2012, the production shall be able to reach the goal with more than 500 sets of turbines.

Licence Agreement of SCD (2008-07-28)

5.3	The Licensee shall be obligated to put a serial number on WECSs under the Agreement produced by the Licensee in a place specified by the Licensor and to document the same in such a way that a clear allocation to the state of review of the technical documents provided by the Licensor is possible.

5.4	The Licensee shall be solely responsible for the production of the WECS under the Agreement. This shall also apply to the correct designation of dangers as well as to the provision of appropriate operation and maintenance manuals; in this connection, the Licensor will set appropriate standards taking account of the Guidelines of Germanischer Lloyd which will not, however, release the Licensee from its duty to carry out its own examination. All technical documents put at the disposal of the operators of WECSs have to be clearly labelled as documents of the Licensee.

5.5	The Licensee will introduce the WECSs under the Agreement on the market using its own product name. The Licensee can use the name of aerodyn in words and images only with prior written consent of Licensor.

5.6	In so far as in the course of the manufacture or operation of the WECS under this Agreement the Licensee becomes aware of any cases of damage, the Licensee undertakes to immediately inform the Licensor thereof and of the causes and consequences of the damage.

5.7	The Licensee undertakes to keep in safe custody the documents, drawings, descriptions and other papers provided by the Licensor and to use the same only in its own company in compliance with the principle of confidentiality and to take precautions to ensure that such documents cannot be made available to third parties.

5.8	To get a WEC type certificate, Licensor has to fulfil all the requirements for Certification Authority on its own expenses. The cost for the A-Design assessment as a part of the type certificate is borne by Licensor (Art.4.11).

Licence Agreement of SCD (2008-07-28)

Art. 6 Suppliers

6.1	The Licensor has defined suitable and qualified suppliers of parts and components in the list in Annex 11. The Licensee shall be responsible for selecting the suppliers from this list. The Licensor shall offer the list of selected suppliers for Licensor’s prototype as soon as the suppliers are fixed.

6.2	If the Licensee wishes to use other suppliers than those suggested by the Licensor, it shall be obligated to consult the Licensor when examining their qualification and suitability. The Licensor may commission a qualified third party to carry out such examination. Prior to the careful auditing of a new possible supplier by the Licensor, the parties to the Agreement have to satisfy themselves that the suggested supplier is generally suitable. The auditing will only take place if both parties agree that the new supplier suggested by the Licensee is to be examined. The parties to the Agreement agree that it will suffice if not more than three suitable suppliers are available for the subsequent series production for each component (e.g. gearwheels, bearing, cast parts, generator, etc.). Each party to the Agreement shall bear its own costs resulting from the auditing. The cost of certification of suppliers should be borne by the suppliers themselves.

6.3	Should any problems arise during series production, the Licensor shall be entitled to express doubts about the supplier of the defect component and give reasons for them. This is to ensure that the technical documents provided have been interpreted correctly. During and in connection with the series production, the Licensor shall have the right to object to the fact that a components manufacturer is commissioned if doubts arise about the manufacturer’s qualification and reliability.

6.4	If the Licensee wishes to entrust another components manufacturer or supplier listed in Annex 11, the new supplier shall ensure that the respective elements or components are interchangeable at 100% with the components already cleared and that no additional changes to other components or elements become necessary.

Licence Agreement of SCD (2008-07-28)

Art. 7 Further Development of the WECS

under the Agreement

7.1	Both parties to the Agreement are interested in keeping the WECS under the Agreement competitive with regard to other Wind Energy Converter Systems. Therefore, both parties agree to exchange experiences regularly in particular as regards the evaluation of basic economic and technical conditions, possibilities of improvement and development of prices, especially of suppliers. This exchange of experience will take place in the course of the regular visits during the prototype production and series production support by the Licensor.

7.2	The Licensor shall be under no obligation to develop the WECS under the Agreement further and modify the same. Furthermore, beyond the provisions of Art.7.4 there is no obligation on the part of the Licensee to implement design changes.

7.3	However, it is intended to carry out optimisations and further developments resulting in an important economic advantage for the WECS under the Agreement. The parties to the Agreement have to agree on such changes and put them down in writing. Any adjustment of any of the documents listed in Annex 6 will be documented by the Licensor in Annex 6 and by continuously updating the said documents and made available by the Licensor as well as receipted by the Licensee.

7.4	The Licensee undertakes to implement future changes to the WECS under the Agreement that serve the safety and working order thereof in the manufacture of the WECS under the Agreement In this connection, the parties to the Agreement intend to take the maintenance of the profitability of the WECS under the Agreement into account. The Licensor shall be entitled to modify the technical details of the onshore/offshore WECS defined in Annexes 2 and 3 to the Agreement if this is necessary or expedient for reasons relating to design or business. The Licensor shall inform the Licensee thereof. Such a modification of technical details does not represent an alteration of the Agreement and will not entitle the Licensee to object or terminate the Agreement.

Licence Agreement of SCD (2008-07-28)

Art. 8 Sub Contracts

Licensor is entitled to place orders with sub-contractors for design, calculation and drawing work provided that Licensor shall always remain liable for the contract obligations and liabilities, including quality and infringements. Licensor is responsible for co-ordinating the individual activities. The sub-contractors shall be bound to secrecy by contract regarding the content of the work.

Art. 9 QM Demands on Licensee

9.1	The Licensor will stipulate the demands on the standard of quality assurance in conformity and coordination with the standards stipulated by the Certification Authority.

9.2	It is indispensable for the certification of the WECS under the Agreement to be produced by the Licensee to establish a quality management for the manufacture which meets the requirements of the Certification Authority. To this end, the Licensee has to satisfy the demands of the Certification Authority on the manufacturing firms and the quality management according to the Guideline of Germanischer Lloyd concerning the certification of WECSs (Annex 12), including the demands on the personnel and technical equipment of the manufacturing firm, and have itself certified by the Certification Authority at its own expense.

9.3	The Licensee shall be obligated to prove to the Licensor upon request compliance with the standards of the Certification Authority by means of appropriate test certificates within the framework of quality management (DIN ISO 9001). The same goes for the QM standards imposed by the Licensor according to Art. 4.9, which will be put at the Licensee’s disposal prior to series production. The Licensor shall be under no obligation to inspect.

Licence Agreement of SCD (2008-07-28)

9.4	The Licensee will examine the design and production documents for completeness and accuracy immediately after delivery and immediately inform the Licensor of any reservations. The same shall apply if suppliers of components should have similar reservations.

Art. 10 Communication

10.1	The official text of the Agreement and any schedules, annexes or appendices attached hereto and any notices given hereunder shall be in English. In the event of any dispute over the construction or interpretation of this Agreement, reference shall be made only to this Agreement in English and not to any translation into any other language. Language of all communications shall be English.

10.2	The regular technical liaison meetings for both parties to communicate during implementation of SCD project are necessarily required, the phases will be defined as follows, the concrete time for such meeting must be agreed and fixed by both parties:

a. after Licensor delivers all documents specified in Annex 6.

b. before the order/supply of components (parts),

c. during production phase/QM when it is necessary,

d. before installation and erection

e. after commissioning & certification, i.e. before the start of series production

10.3	Any results of meetings shall be recorded immediately after the respective meeting and the minutes shall be signed by both parties. If no objection to these minutes is raised by the parties to the Agreement within ten working days, the said minutes shall be deemed to be approved and thus form a further working basis.

10.4	Both parties agree to exchange experiences regularly, in particular as regards the evaluation of basic economic and technical conditions, possibilities of improvement and development of prices of the suppliers.

Licence Agreement of SCD (2008-07-28)

This exchange of experience will take place in the course of the regular visits during the support for production by the Licensor.

10.5	All the documents which have been prepared using metric units will be delivered on the Licensor’s forms in English. All drawings have been prepared in accordance with the relevant ISO or DIN standards.

10.6	Confidential information and secret technical data may only be transmitted by e-mail in encoded form in order to ensure protection against access by unauthorised third parties. Responsibility for the loss or falsification of secret information and technical data as well as the risk of being spied out by unauthorised third parties shall be borne by that party to the Agreement which sends confidential information by e-mail.

10.7	At the beginning of the contractual cooperation each party to the Agreement shall appoint a qualified, English-speaking contact person in charge of the project management. The said contact person must have sufficient authority in order to be able to take the necessary decisions with regard to the progress of the project.

Art. 11 Warranties on the Part of Licensor

11.1	The Licensor shall skilfully develop the WECS under the Agreement in accordance with Art. 1 and Annex 2 and 3, taking into account the care as is usual in the line of business and the recognised engineering standards. The Licensor hereby warrants that the WECS under the Agreement will be certified following receipt of sufficient measurements in accordance with the version of the Guidelines of Germanischer Lloyd applicable on the date of signing this Agreement.

11.2	The further obtainment of any necessary approvals from authorities and other institutions shall be the duty of the Licensee as the manufacturer of WECSs. The Licensee shall bear the commercial risk of use of the transferred Contractual Know-how.

Licence Agreement of SCD (2008-07-28)

11.3	Claims to remedy of defects against the Licensor shall exclusively refer to engineering services provided by the Licensor. Should design solutions regarding the WECS under the Agreement offered by the Licensor or the documents to be delivered be faulty, the Licensor will remedy the acknowledged design defects, which have to be notified immediately in writing, or faulty documents in terms of planning within a reasonable period of time for a period of up to 24 months after the date of issue of A-Design-Assessment of the WECS under the Agreement. If the Licensor is not given the opportunity to remedy defects within a reasonable period of time, the obligation to remedy defects will be extended adequately.

11.4	Any claims over and above the foregoing, in particular claims for compensation for any consequential damage or expenses incurred by the Licensee in connection with the use of faulty design documents, shall be excluded unless the damage is based on a design defect for which the Licensor is responsible and the same was caused by the Licensor intentionally or by gross negligence,

is based on the absence of a warranted characteristic.

11.5	Warranty claims against the Licensor shall lapse if the Licensee has deviated from the Licensor’s certified and valid Deliverables without the Licensor’s consent in writing.

11.6	The Licensee shall immediately pass on to the Licensor every information about any defect or damage which a third party has reported to the Licensee and enable the Licensor’s employees to get an idea of the damage. The aim is to discern design defects that may become known as early as possible and remedy the same. If such information is not given or if the same is culpably delayed, any liability on the part of the Licensor shall be excluded.

Licence Agreement of SCD (2008-07-28)

Art. 12 Restrictions on Liability for Licensor

12.1	The Licensor shall not be liable for any damage suffered by third parties because of the use of the transferred Contractual Know-how or the delivered documents and papers, for whatever reason.

12.2	The Licensee shall indemnify the Licensor against all claims asserted by third parties against the Licensor due to warranty obligations of the Licensee with regard to its customers or due to statutory liability or product liability.

Art. 13 Preservation and Defence of Industrial

Property Rights

13.1	The Licensor hereby guarantees that aerodyn Engineering GmbH will pursue the current applications for industrial property rights as well as the further applications for industrial property rights described in Annex 4 and that it will preserve the industrial property rights under the Agreement during the term of the Agreement.

13.2	Should it come to the knowledge of one of the parties to the Agreement that there is danger of an attack on the industrial property rights or the Contractual Know-how from a third party or that claims in this respect are asserted by a third party, the parties shall inform each other thereof and ward off such attacks jointly. If the attack is launched outside the contractual territory, the Licensor shall bear the costs, if the attack is made within the contractual territory, the Licensee shall bear the costs.

13.3	In order to defend third-party claims, the Licensor shall be entitled to redesign the WECS under the Agreement in such a way that an infringement of industrial property rights does not exist any more.

Licence Agreement of SCD (2008-07-28)

13.4	If a conflict of industrial property rights is inevitable and cannot be cleared up, the Licensor’s liability shall be limited to a reasonable reduction of the remuneration.

13.5	The Licensee hereby assures that it will not contest the Licensor’s right to the know-how to be transferred and that it will neither start an attack on the Licensor for this know-how nor support the attack of a third party.

Art. 14 Basic Payment

As a basic contractual remuneration for the granting of the exclusive licence according to Art 2.1, the Licensee shall make a basic payment; the total amount of such payment will be EUR 7.0 million for the 2.5/3.0 MW onshore WECS and EUR 12.0 million for the 5.0/6.0 MW offshore WECS. The payment has to be paid in instalments which are stipulated in Annex 13 (Payment Schedule).

Art. 15 Royalties

15.1	The royalties to be paid additionally by the Licensee to the Licensor are as follows (the number of units stated shall not include the prototype and shall apply to each Power Category):

•	2.0% of the Purchase Price, at least EUR 16,000 per MW, for each SCD Wind Energy Converter System No. 1 to 100;

•	1.5% of the Purchase Price, at least EUR 12,000 per MW, for each SCD Wind Energy Converter System No. 101 to 500;

•	1% of the Purchase Price, at least EUR 8,000 per MW, for each SCD Wind Energy Converter System No. 501 to 1000;

•	0.5% of the Purchase Price, at least EUR 4,000 per MW, for each SCD Wind Energy Converter System from No. 1001 up.

Licence Agreement of SCD (2008-07-28)

15.2	The Licensor shall be entitled to charge the Licensee the royalties according to Art. 15.1; Such royalties will become due for payment when a WECS is delivered to the customer.

15.3	The Licensee shall make an advance payment on the regular royalties to be expected in the first 12 months of series production according to Art. 15.1 and 15.2; such advance payment is to be made to the Licensor within one month of the date of clearance (Art. 4.9, Annex 9) of each Power Category of the WECS (2.5/3.0 MW onshore and 5.0/6.0 MW offshore) for series production. The amount of the advance payment will be determined by the Licensor in coordination with the Licensee. The same procedure will be repeated for all subsequent twelve-month periods. This means that the Licensor will always determine the amount of the advance payment for the following twelve-month period in coordination with the Licensee by the end of the preceding twelve-month period.

15.4	Unless the parties to the Agreement reach agreement about another amount of the advance payment, the amount shall be as follows for one of the power categories:

•	For the first twelve-month period for each of the two power categories EUR 0.75 million,

•	for the second twelve-month period for each of the two power categories EUR 3.0 million,

•	for all further twelve-month periods for each of the two power categories EUR 8.0 million.

15.5	If the amount of the royalties to be paid at the end of the respective twelve-month period is lower than the advance payment, the Licensee shall not be entitled to repayment or offset of the overpayment. If the sum of the royalties to be paid is higher, the difference has to be balanced by the Licensee. The Licensor shall prepare the statement of account on the basis of the information provided by the Licensee.

Licence Agreement of SCD (2008-07-28)

15.6	The Licensor shall be entitled to receive all information required in order to calculate the royalties. Therefore, each month the Licensee has to report to the Licensor in writing on the number of WECSs that were subjected to indoor assembly and on the date of such assembly, stating the serial number, and to document this by means of appropriate documents. The Licensee shall be obligated to give the Licensor access to the indoor assembly at any time upon request.

15.7	The Licensor hereby grants the Licensee the option of settling the royalties from Wind Energy Converter System No. 1001 up by making a final payment of EUR 3.0 million per MW. This option shall apply separately to the 2.5/3.0 MW onshore WECS and to the 5.0/6.0 MW offshore WECS.

Art. 16 Option for the Benefit of Licensee

in the Event of Initial Public Offering (IPO)

16.1	For a period of 18 months from the signing of the Agreement, the Licensor will grant the Licensee the option with Licensor’s 50% of royalties (Art. 15.1) as shares of Licensee’s company if, on the basis of the SCD Technology, Licensee intends to transform Its company into a public limited company listed on the stock exchange and to place the shares on the stock market in whole or in part. The details of such option shall be agreed and finalized in additional contract, and separate contract with this option shall be duly signed by both parties. In case the common agreement can not be achieved by both parties, the royalties still have to be paid by the Licensee as stipulated in this License contract.

Licence Agreement of SCD (2008-07-28)

Art. 17 Invoicing Procedure

17.1	The Licensor’s claims for remuneration will become due 1 month after invoicing and sending of the invoice by the Licensor, payable by transfer to the bank account specified by the Licensor.

17.2	A right of retention or the right to a set-off shall be excluded. If the payment to be made by the Licensee does not arrive in the Licensor’s account when due, the Licensee will have to give reasons for the delay in payment within 10 days when queried by the Licensor. The parties to the Agreement will then immediately try to reach agreement about the making of the due payment. If the delay in payment is not justified, the Licensor may have the right to terminate the Agreement for good cause without giving due notice according to Art. 22.4.

Art. 18 Taxes

18.1	Remunerations are agreed “free from taxes”, which means that all public levies (taxes, charges, customs duties) imposed in connection with the conclusion of this Agreement or the execution thereof shall be borne by the Licensor in so far as such levies are imposed in the country where the registered office of the Licensor is situated and by the Licensee in so far as such levies are imposed in the country where the registered office of the Licensee is situated.

18.2	The parties to the Agreement will support each other in the implementation of this rule and give such information as is required in order to be able to make the necessary statements with regard to authorities. However, they shall not have the right to try to find out confidential company data or inspect the books of the other party.

Licence Agreement of SCD (2008-07-28)

Art. 19 Confidentiality

19.1	The parties to the Agreement are mutually bound to secrecy with regard to any information already exchanged or still to be exchanged in connection with the negotiations, conclusion and execution of the Agreement.

19.2	The present secrecy clause shall also apply to any other business or operational procedures, and information about internal processes and relationships, customers, technical and commercial information about the other party to the Agreement or the Licensor, irrespective of whether the said information is explicitly described as “confidential” or whether its confidentiality results from the nature of the respective Information. Both parties agree to swear to secrecy also their personnel as well as any third party involved in the contractual process if such third parties have access to information about the Contractual Know-how.

19.3	This secrecy clause will expire ten years after termination of this Agreement.

19.4	The secrecy clause shall also be binding on associated companies, their organs and staff.

19.5	Information shall not be considered confidential if the parties prove that the respective information

•	is already generally known or

•	becomes generally known without any contribution of the parties or

•	has been lawfully obtained by a third party.

19.6	The secrecy clause shall not apply if and to the extent that a disclosure is necessary in order to obtain an official permit or in order to apply for a patent grant or other intellectual property rights. Any kind of publication concerning the contractual cooperation shall be subject to the prior consent of the other party.

Licence Agreement of SCD (2008-07-28)

Art. 20 Non-competition Clause

20.1	The know-how transferred to the Licensee by the Licensor may not be made available to competitors of the Licensor. However, the Licensee has been informed that the Licensor will offer the same Contractual Know-how also to other companies outside the contractual territory.

20.2	The Licensee undertakes not to enter into competition with the Licensor. This means that the Licensee is neither allowed to offer WECSs outside the contractual territory nor to conclude contracts with customers outside the contractual territory, nor to develop, manufacture and distribute WECSs of a Power Category as defined in Art. 1 and of similar design principles. This worldwide non-competition clause shall be valid for the entire duration of the Licence Agreement as well as ten years after the termination thereof.

Art. 21 Duration of Agreement

21.1	This Agreement shall commence upon the signing thereof and receipt of the first part of basic payment on the Licensor’s bank account according to Annex 13.

21.2	The Agreement shall end if the Licensee exercises the option according to Art. 15.7.

21.3	The time sequence of the cooperation between the parties to the Agreement is defined in Annex 14 (Time Schedule).

21.4	The Licensor shall be entitled to terminate by unilateral declaration the exclusive right to use of the contractual know-how granted to the Licensee (Art. 2.1) and to grant further licences in the contractual territory (Art. 3.1) thereafter if the Licensee has not fulfilled the conditions defined in Art. 15.3, i.e. if and as soon as the minimum royalties in a twelve-month period have not been fully paid at any time. All the other provisions of this agreement shall then continue to apply unchanged.

Licence Agreement of SCD (2008-07-28)

Art. 22 Termination of Agreement

22.1	Both parties shall have the right to terminate this Agreement without notice if the respective other party is declared bankrupt or insolvent, is a party to winding up or liquidation proceedings or otherwise terminates its business operations for such a period of time that the performance of its obligations under this Agreement may be affected.

22.2	This shall also apply if the shareholders of the Licensee sell the company and/or the line of business “wind energy” in whole or in part, however, not in the event of a partial sale of the company where more than 50% of the shares continue to be held.

22.3	The Licensor shall have the right to terminate the Agreement without notice and to refuse the further performance of the Agreement if the first instalment of the basic payment according to Annex 13 has not been paid into the Licensor’s account within three months of signing of this Agreement.

22.4	Otherwise, the Agreement may only be terminated for good cause. In the event of a breach of a material obligation under this Agreement or under any of the Annexes hereto by any party, the other party may terminate this Agreement specifying such period of notice as may be necessary from time to time in order to enable the party in breach to remedy or terminate its breach provided that upon expiry of the said notice period the breach of the relevant party continues.

Licence Agreement of SCD (2008-07-28)

22.5	If the Licensor terminates the Agreement for good cause according to Art. 22.4, the Licensee shall be obligated to return to the Licensor the papers, design documents and data carriers, including all copies, according to Annex 6 put at the Licensee’s disposal if so requested by the Licensor.

22.6	Upon termination of the Agreement through the final payment of royalties by the Licensee (Art. 15.7) or for other reasons all obligations to perform on the part of the Licensor, including the warranty obligations according to Art. 11, shall end unless the parties to the Agreement have agreed otherwise beforehand. The Licensee will then retain the unrestricted, exclusive or non-exclusive (depending on the respective agreement) right to use the industrial property rights under the Agreement and the Contractual. Know-how of the Licensor (Art. 2.1) for the contractual territory (Art. 3.1). The provisions of Art. 2.2, 2.3, 3, 5.5, 5.7, 8, 11, 12, 18, 19, 24 and 25 shall continue to apply irrespective of the kind of termination of the Agreement.

Art. 23 Termination of Exclusiveness and of

Restriction of Distribution to Contractual Territory

23.1	The Licensee knows that the Licensor is conducting negotiations about the granting of a licence regarding the SCD project also with other interested parties outside the contractual territory. The Licensor will impose on other licensees the same conditions as stipulated in this Licence Agreement and bind other licensees not to deliver any WECSs under the Agreement into the contractual territory according to Art. 3.

23.2	The Licensor shall agree with all licensees that as regards the WECSs of a Power Category of 2.5/3.0 MW a worldwide, unrestricted distribution will be possible from 1 January 2016 and that the restriction to the contractual territory will be lifted from this point in time. The same shall apply to WECSs of a Power Category of 5.0/6.0 MW with effect from 1 January 2019. From these points in time, the Licensor will not guarantee compliance with exclusiveness any more.

Licence Agreement of SCD (2008-07-28)

Art. 24 Capacity to Enter into this Agreement

Each party represents and warrants to the other party that it has the full legal capacity to enter into this Agreement without involving an intermediary such as an import and export company.

Art. 25 Force Majeure

The parties to this Agreement shall not be deemed to be in breach of this Agreement or otherwise liable with regard to the other party for any delay in performance or any non-performance of any obligations under this Agreement if and to the extent that the delay or non-performance is due to an Event of Force Majeure. “Event of Force Majeure” shall mean, with regard to either party, an event or circumstance beyond the reasonable control of that party, for example, without limitation, wars or embargoes on imports.

Art. 26 Settlement of Disputes, Governing Law

26.1	All Disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be put forward in writing and should then be settled by amicable agreement within 3 months.

26.2	If such an agreement cannot be reached, all disputes arising out of or in relation to this Agreement shall be finally settled by arbitration to the exclusion of the courts of law by the Arbitration Tribunal of the International Chamber of Commerce in Paris (ICC) in accordance with its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The arbitration proceedings shall be conducted in the English language. The arbitrators shall refer to the English version of the Agreement.

Licence Agreement of SCD (2008-07-28)

26.3	Arbitration awards shall be final and binding upon both parties.

26.4	The. application of the United Nations Convention on Contracts for the International Sale of Goods shall be excluded.

26.5	This Agreement shall be governed and construed as to all matters, including validity, interpretation and performance, in accordance with the laws of Switzerland.

Art. 27 Additional Agreements

27.1	This Agreement, including all Annexes, contains the entire agreement between the parties with respect to the subject-matter hereof and supersedes any and all prior written and verbal negotiations, commitments and understandings pertaining to the subject-matter hereof.

27.2	Any changes to this Agreement must be made in writing. There are no supplementary verbal agreements. Any changes and supplements to as well as deletions and the notice of termination of the Agreement and changes to this clause must be made in writing in order to be effective.

27.3	If individual provisions of this Agreement should be invalid, this shall not affect the validity of the Agreement as a whole. Both parties shall make efforts to replace invalid provisions with valid provisions without losing sight of the economic content of the Agreement.

Licence Agreement of SCD (2008-07-28)

27.4	Upon premature termination of the present Agreement for whatever reason the Licensor may freely use and dispose of development results gained up to that point.

27.5	Place of fulfilment of the contractual obligations of the Licensor shall be Hong Kong.

27.6	If additional registration or approval of this Agreement is required due to local regulations, the Licensee shall ensure that such registration and/or approval, is duly obtained and the Licensee shall bear all related costs, including, but not limited to, lawyer’s fees incurred by the Licensor for review and/or implementation of any amendments to this Agreement required by the relevant approving or registration authority.

27.7	All submissions and communications hereunder shall be written in the English language.

27.8	Neither party shall assign, transfer or subcontract this Agreement and/or any of its rights or obligations hereunder, either in whole or in part, without the prior written consent of the other party

Licence Agreement of SCD (2008-07-28)

aerodyn ASIA Co. Ltd.		Guangdong Mingyang Wind Power Technology Co. Ltd.

By	/s/ Soenke SIEGFRIEDSEN	By	/s/ ZHANG Chuanwei
	(Legally valid Signature)		(Legally valid Signature)

	Soenke SIEGFRIEDSEN		ZHANG Chuanwei
	(Typed name of representative)		(Typed name of representative)

	Managing Director		President
	(Title)		(Title)

	Zhongshan, Guandong, China 2008-07-28		Zhongshan, Guangdong, China 2008-07-28
	(Place/Date signed)		(Place/Date signed)

Licence Agreement of SCD (2008-07-28)

Annex 1 Licensor’s Organization Chart

other licensees
exclusive licensee from China
SCD licence contract
aerodyn Asia Co. Ltd., Hong Kong
100%
Soenke Siegfriedsen
service
100%
contract of activities
patent licence agreement
aerodyn product + trading Ltd.
aerodyn Engineering GmbH, Rendsburg
aerodyn development + marketing GmbH Rendsburg
100%
support contracts
design contracts
Allianz Technologie Zentrum
German-ischer. Lloyd
other design companies
aerodyn Energiesysteme GmbH, Rendsburg
52%

Annex 1, License Agreement SCD [Rev. A 2008-6-18]

Annex 2 Technical Features of Onshore WECSs

of 2.5 to 3 MW

1. Concept Description of onshore WECs of 2.5 to 3MW

a. Consistent Light Weight

In the development of SCD, the greatest importance is attached to the low weight of nacelle and rotor. This simplifies the transport considerably and allows a safe and fast installation, since the nacelle can be lifted as one complete unit on top of the tower. Moreover, the low nacelle weight ensures the use of highly cost effective foundation structures.

b. Durable Reliability

Reliability, the decisive factor for the operation of WEC, is an integral element of the SCD concept. The lower rotational speed-level and the small number of rotating parts and roller bearings reduce the risk of damage in the drive train to a minimum.

c. Hermetic Encapsulation

The permanent protection of the converter’s technology from atmosphere is the basic precondition for a long life time. Therefore nacelle and hub of SCD are hermetically encapsulated against the ambient air. An air treatment system filters the air throughout all weather and operational conditions and provides that the plant’s interior is not affected by corrosion through salt and humidity.

d. Efficient Compactness

The drive train of SCD involves from the combination of the advantages of conventional turbine concepts. The intelligent integration of the rotor bearing, gear system and generator allows an extraordinary compact design and a very effective utilization of the main components. At the same time this leads to short load paths from the rotor to the lower head. Accordingly the compactness is not an end in itself, but the result of a consequential implementation of the requirements on WECs. Moreover, to ensure the easy assembly, the gearbox and generator are integrated in two different casting parts.

e. Rotor

The two rotor blades are the main concept of this SCD technology. Two independent hydraulic blade pitch system guarantee a highly dynamic blade angle adjustment and maximum safety in case of failure. The aerodynamic of the rotor blades are well-designed and provide low loads. This two rotor blades can also park horizontally in case of extreme wind speed.

Annex 2, License Agreement of SCD (2008-07-28)

f. Rotor Bearing/Gearbox

A double tapered roller bearing in TDO-configuration transfers the rotor loads from the hub into the machine housing. Bearing and gearbox are arranged in such a way that the dynamic rotor-loads can not have a harmful impact on the tooth engagements. The planetary gear is driven by the hollow wheel and the planetary shafts are fixed in a stationary cage. Hereby the shafts running on friction bearings as well as the gear meshing can be lubricated ideally.

g. Generator/Converter

The stator of the permanent magnet synchronous generator is directly installed into the generator frame which includes the cooling system. By using the permanent magnet technology highest efficiency degrees are achieved at nominal load as well as in partial load operation. The generator is connected to the grid via a 4Q converter, which allows maximum speed variability and full compliance with all grid codes.

h. fluid unit

The fluid unit consists of water cooling system of generator, the hydraulic unit for brakes, rotor lock and pitch system, lubrication and cooling for gear box. This fluid unit is fixed on the base plate inside the head carrier; the integrated heat exchanger gets the outside air through air channel. The warm air goes out through the second air channel, thus, no outside air comes into the nacelle.

2. Technical Data

General

	Diameter	Hub height	Rotational speed	Nominal output
TC III	105m	100m	9.6-15.6min-1	2.5MW
TC II	98m	90m	10.5-17.1min-1	2.75MW
TC I	92m	80m	11.5-18.7min-1	3.0MW

Common data

Cut-out wind speed	25m/s
Design life time	20 years
Number of rotor blades	2

Annex 2, License Agreement of SCD (2008-07-28)

Tilt angle	4°
Cone angle	0°

Pitch system
Principle	Hydraulic single pitch
Power control	blade angle and rotor speed control
Tower
Type	Tubular steel tower

Gearbox
Type	two-stage-planetary gear
Ratio	1:20.7

Generator and Converter
Generator type	synchronous, permanent magnet
Cooling	water cooled
Protection class	IP 54
Converter type	4-quadrant-converter
Power factor (grid)	0.9 inductive-0.9 capacitive

Masses
Blades(each)	approximately 12.6 tons
Tower head	approximately 108 tons

Note: The technical data can be changed with the final design.

Annex 2, License Agreement of SCD (2008-07-28)

3. Technical Features

Annex 2, License Agreement of SCD (2008-07-28)

Annex 3 Technical Features of Offshore WECSs

of 5 to 6 MW

1. Concept description of offshore 5 to 6MW

The concept description of offshore refers to Annex 2. For the offshore turbine 5.0/6.0MW, the following features are also covered:

a. Reliability

Additionally for the 5.0/6.0 MW offshore turbine, all auxiliary-aggregates and sensors that are indispensable for the operation are installed in duplicate in order to avoid that a failure of these parts will lead to a standstill of the overall system.

b. Air Treatment

An air treatment system is located at the tower bottom, which takes in ambient air and separates water and salt particles. An overpressure in lower and nacelle is built up with the treated air and secures a controlled volume flow through the turbine. With a pressure difference monitoring system it is possible to eliminate any intrusion of untreated air. In addition, the temperature in the nacelle is adjusted by variation of the air flow.

2. Technical Data

General

	Diameter	Hub height	Rotational speed	Nominal output
TCI	130m	90m (above sea level)	8.6-13.5 min-1	5.0/6.0MW

Common data
Cut-out wind speed	25m/s
Design life time	20 years
Number of rotor blades	2
Tilt angle	4°
Cone angle	0°

Pitch system
Principle	Hydraulic single pitch
Power control	blade angle and rotor speed control

Annex 3, License Agreement of SCD (2008-07-28)

Tower
Type	Tubular steel tower

Gearbox
Type	two-stage-planetary gear

Generator and Converter
Generator type	synchronous, permanent magnet
Cooling	water cooled
Protection class	IP 54
Converter type	4-quadrant-converter
Power factor (grid)	0.9 inductive-0.9 capacitive

Mass
Complete tower head mass:	approximately 280

Note: The technical data can be changed with the final design.

Annex 3, License Agreement of SCD (2008-07-28)

Annex 4: Status of Industrial Property Rights

No.	Description	Filing date	Patent-No. Germany	Patent-No. PCT	Patent-No. China	Valid to	Notice
1	SCD-Trademark Name	17.03.07	30717852			31.03.17	Granted
2	SCD-Picture Trademark	17.03.07	30717850			31.03.17	Granted
3	Load transmitting components	15.03.07	102007012408.4	WO2008/000345		15.03.27	Granted
4	Generator housing for WEC	05.04.08	102008017376.2			05.04.28	Applied
5	Individual Blade Adjustment	11.10.99	19948997	WO01/27471	1360666	11.10.19	Granted
6	Gearbox assembly for WEC	26.04.03	103 18 945			26.04.23	Granted
7	Device for preventing penetration of corrosive salt particle…	23.12.98	19859628.6	WO00/39459	1096564	23.12.18	Granted
8	Method for laying elect. cables…	24.12.98	19860211.1	WO00/39903	1160844	24.12.18	Granted
9	Frequency of towers	05.04.00	100 16 912	WO01/77524	1237271	05.04.20	Granted
10	Offshore-Foundation	17.10.03	103 49 109	WO2005/040605	1867769	17.10.23	Granted
11	Methods for maintenance	17.03.08	10200701128489	WO2008/00455		17.03.28	Applied
12	Mold for rotor blades						In preparation
13	Parking position						In preparation

Annex 4, Licence Agreement SCD (2008-07-28)

Annex 5: Responsibilities

In the scope of supply of Licensor not included are the following items (list may not be complete) which are in the responsibility of the Licensee:

Not included in the scope of supply of Licensor
Project management and coordination at the Licensee
Development of prototype site
Building permission documents for prototype site
Contract negotiations with components suppliers
Purchase order for components
Purchase of measuring campaign
Assembly work of prototype in the work shop (only supervised by Licensor)
Transportation of WEC component to WEC site
Installation work at prototype WEC site (only supervised by Licensor)
Construction of workshop
Approvals and permits according to local laws or requirements
Workshop approval, type certification, project certification
Grid connection concept incl. transformer

In the scope of supply of Licensor included are the following items (list may not be complete) which are in the responsibility of the Licensor:

Project management for all aerodyn internal works
Project management for all sub suppliers of aerodyn
Technical support of component suppliers for prototype
A-design assessment incl. gearbox and blade test
Delivery of all Documents listed in Annex 6
Support of licensee for prototype and series production listed in Annex 10
Inspection of prototype components incl. QM (supervised by Licensor and Licensee together)

Annex 5, License Agreement of SCD (2008-07-28)

Annex 6: List of documents

The documents which are supplied by Licensor are defined below. The documents and information listed below are only the important main components and assemblies. In principal all information for the WEC is delivered by Licensor but some small items may not be listed below.

General Documents, specifications, manuals
WEC Data Sheet
Hydraulic Circuit Diagram
Electric system circuit diagram
Safety and control system specification
Corrosion protection specification
Lightning protection specification
Prototype measurement specification
Blade outer 3D-geometry
Blade geometry check templates 2D-data
Master plug section geometry for 3D-CNC cutting file

Manuals (payment 6 and 14 specified in Annex 13)
Assembly manual
Installation instruction
Commissioning manual for prototype WEC
Commissioning manual for series WEC
Maintenance manual
Software manual

Annex 6, License Agreement of SCD (2008-07-28)

Turbine Components (payment 3 and 11 specified in Annex 13)
	Specification	Assembly drawing	Construction drawing	Detail design by
Assembly pitch system (12)
Rotor hub				Licensor
Blade bearing				supplier
Pitch system				supplier
Pitch hydraulic				supplier
Blade lock				Licensor
Pitch cylinder				supplier
Small parts				Licensor

Assembly hub (10)
Assembly pitch system (12)	Licensor
small parts	Licensor

Assembly Drive Train (22)
Gearbox housing	Licensor
Rotor lock	Licensor
Labyrinth seal	Licensor
Rotor bearing	supplier
Gear wheels	supplier
All gear parts
Slip ring unit	supplier
Yaw bearing	supplier
Yaw brake disc	Licensor
Yaw drive	supplier
Yaw brake	supplier
Rotor brake	supplier
Generator stator, windings	supplier
Generator housing	supplier
Small parts	Licensor

Assembly Nacelle Fittings (21)
Assembly Drive Train (22)	Licensor
Head carrier
Met mast	Licensor
Cable railways	Licensor
Other parts	Licensor

Assembly Nacelle (20)
Assembly Nacelle Fittings (21)	Licensor
Cooling system	supplier
Hydraulic system	supplier
Controller Cabinet	supplier
Rectifier Cabinet	supplier
Internal crane	supplier
Small parts	Licensor

Assembly WEC
Assembly Hub	Licensor
Assembly Nacelle	Licensor
Toolings, jigs for transportation & assembly	Licensor

Tower/Foundation (payment 5 and 13 specified in Annex 13)
Tower shell	Licensor
Tower assembly	Licensor
Tower internals (platforms, ladder, ...)	Licensor
Foundation design (flat foundation)	Licensor

Annex 6, License Agreement of SCD (2008-07-28)

Rotor blade and tools (payment 2 and 10 specified in Annex 13)
	Specification	Assembly drawing	Construction drawing	Detail design by
Master Plug
General Assembly				Licensor
Assembly master plug suction side				Licensor
Assembly master plug pressure side				Licensor

Mould
Assembly main mould	Licensor
Mould heating system	Licensor
Support frame suction side	Licensor
Support frame pressure side	Licensor
Mein mould turning system	Licensor
Assembly spar cab mould suction side	Licensor
Assembly spar cab mould suction side	Licensor
Assembly nose shear web mould	Licensor
Assembly TE shear web mould	Licensor
Small parts	Licensor

Rotor blade
General Assembly and Blade connection				Licensor
Blade lamination plan
Positioning spar cab and shear web				Licensor
Shell bonding				Licensor
Cross sections				Licensor
Lighting protection system				Licensor
Tip receptor				Licensor
Blade connection				Licensor

Others
Blade handling frame				Licensor
Laminate mechanical testing				Licensor
Blade test specification				Licensor

Electrical Part (payment 4 and 12 specified in Annex 13)
	Specification	Drawing	Description	Detail design by
Control system
General Assembly				Licensor
Circuit diagram				Licensor
Cabinet overview				Licensor
Cable list				Licensor
I/O list				Licensor
Error and event handling				Licensor
Commissioning workshop				Licensor
Commissioning prototype				Licensor
Controller software				Licensor
Hardware specification				Licensor
Supplier description				Licensor
Small parts				Licensor

Inverter
General Assembly				Licensor
Circuit diagram				Licensor
Cabinet overview				Licensor
Cable list				Licensor
Inverter software

Annex 6, License Agreement of SCD (2008-07-28)

Annex 7 Conditions of Location and Commissioning

of Prototype

The following conditions of location and commissioning of prototype must be considered by the Licensee:

a.	Availability of technical equipment/facility

The Licensee is responsible to provide all required equipment and good working conditions on site. This includes at lease one air conditioned office container in a distance of not more than 100m from the turbine, one container for material storage / working, necessary tools and safety equipment and a possibility for remote access to the turbine.

b.	Technical staff

The mechanical and electrical engineer shall be appointed at site for the commissioning and necessary technical support/communication. The qualified/skilled technician shall be avail at the site.

c.	Airport:

To ensure the work effectively, driving from airport to work site shall be less than 300km.

d.	Accommodation

The distance from hotel to prototype site shall be about 1-hour drive to avoid time consuming on the road.

The hotel shall be four-star hotel with international food and internet connection available.

e.	Environmental condition

The commissioning shall be performed at the temperature range -10°C to 30°C.

Annex 7, License Agreement of SCD (2008-07-28)

Annex 8:

Prototype Report

The requirements for prototype testing are set forth in Chapter 10 of the “Guideline for the Certification of Wind Turbines” issued by Germanischer Lloyd. Some of the relevant paragraphs are listed below. The most current revision of the guideline and its regulations shall be considered at any time and additional requirements by the Certification Institute must be followed.

General

All measurements shall be carried out and documented by a test institute accredited for these measurements. Alternatively, the test of the turbine behaviour and the load measurements can be carried out by the manufacturer after prior consultation with GL Wind, and then checked and witnessed by a test institute accredited for these measurements. In all cases, the accredited institute shall be responsible for compliance with the fundamental standards and with the requirements of this Guideline. The influence of a turbine variant on the measurement result shall be assessed by the accredited institute which performed the measurements on the original installation.

The wind turbines at which the measurements are carried out shall conform to the greatest possible extent to the design on which the Design Assessment is based. Compliance shall be confirmed in a declaration by the manufacturer. Any deviations shall be reported to GL Wind. If the compliance is adequate for the corresponding test purpose, the measurement can be used for the certification.

The test institute performing the measurements shall record the designations and data on the rating plates of the surveyed plant and on the rating plates of the primary components (at least the rotor blades, gearbox, generator and tower) and shall include them in the measurement report.

Power Curve

Measurement of the power performance of the wind turbine shall be carried out in accordance with IEC 61400-12 “Wind turbine generator systems - Part 12: Wind turbine power performance testing” or DIN EN 61400-12, in each case as the latest version.

Deviations from this standard shall be justified and defined in consultation with GL Wind.

On completion of the measurements, the measured power curve shall be compared by the test institute or by the wind turbine manufacturer with the power curve assumed in the design documentation. Here special attention shall be paid to sufficient correspondence with the assumed values for rated wind speed and rated power.

Annex 8 License Agreement for SCD (2008-07-28)

It shall be observed that a renewed measurement of the power performance is always necessary if the rotor blade type or the rotor diameter is changed. In the case of deviation from the rated rotational speed of the rotor, renewed measurement shall as a rule also be carried out.

The report of the accredited test institute and the comparison shall be submitted to GL Wind for assessment.

Noise Emission

Measurement of the noise emissions of the wind turbine shall be carried out in accordance with 1EC 61400-11 “Wind turbine generator systems—Part 11: Acoustic noise measurement techniques” or DIN EN 61400-11, in each case as the latest version.

Deviations from this standard shall be justified and defined in consultation with GL Wind. It shall be taken into account that especially the rotor blade type, the tower height and the tower type, as well as the type of gearbox in the drive train of the wind turbine, may have an influence on the noise emissions.

The report of the accredited test institute shall be submitted to GL Wind for evaluation.

Electrical Characteristics

Measurement of the electrical characteristics of the wind turbine shall be carried out in accordance with IEC 61400-21 “Wind turbine generator systems Part 21: Measurement and assessment of power quality characteristics of grid connected wind turbines” or DIN EN 61400-21, in each case as the latest version.

Deviations from this standard shall be justified and defined in consultation with GL Wind. It shall be observed that a renewed measurement of the electrical characteristics is necessary as a rule whenever the generator type and the inverter type are changed.

Test of Turbine Behaviour

The test of turbine behaviour is intended to verify the parameters and characteristics used as the basis for the design of the wind turbine. The test of turbine behaviour comprises the following individual tests:

•	test of the safety system

•	test of the braking systems

•	test of automatic operation

•	test of the switching operations

•	measurement of the natural frequencies

Annex 8 License Agreement for SCD (2008-07-28)

The tests shall preferably be carried out at the wind turbine fitted with instrumentation for load measurements. The requirements of IEC TS 61 400 - 13 “Wind turbine generator systems - Part 13: Measurement of mechanical loads” shall be applied with the necessary changes to the areas of

•	calibration

•	requirements for the measurement parameters and the measurement system

•	reporting

The test of turbine behaviour shall be carried out by a test institute accredited for load measurements at wind turbines, or shall be verified and witnessed by such an institute. On completion of the measurements, the activities shall be performed by the test institute or by the wind turbine manufacturer and the documents specified there shall be presented to GL Wind.

Load Measurements

Load measurements shall be carried out in accordance with lEC TS 61 400 - 13 “Wind turbine generator systems - Part 13: Measurement of mechanical loads”, as the latest version.

Deviations from this Technical Specification shall be defined in consultation with GL Wind. Before the measurements are conducted, the measurement parameter plan and the extent of the measurements shall be agreed with GL Wind as far as possible.

After completion of the measurements, the, activities shall be performed by the test institute or by the wind turbine manufacturer and the documents specified there shall be presented to GL Wind.

Annex 8 License Agreement for SCD (2008-07-28)

Annex 9:

Condition of Clearance for Series

Production

By providing the documents listed in the following, presenting the measuring results and achieving the defined operating results of the prototype, the WECS is ready for series production. Should other parties involved in the project be obligated to effect deliveries or provide services that have an influence on the readiness for series production, the Licensor will hot accept any responsibility therefore.

1. Manufacturing documents

With the help of the manufacturing documents it must be possible to request, order and produce the required components as well as to assemble the WECSs according to the Licensor’s standards.

1.1	Layout plan of components

1.2	Part lists

1.3	Components specifications

1.4	Construction drawings concerning components

1.5	Subassembly drawings

1.6	Assembly drawings and instructions

2. Documentation of operation of WECS

With the help of these documents it must be possible to install and commission the WECS and operate them continuously, incl. maintenance and repair. These documents will be provided by the Licensor to the extent that they comply with the Guidelines of Germanischer Lloyd regarding Design Assessment,

2.1	Installation instruction

2.2	Commissioning manual for the prototype

2.3	Commissioning manual for the serial WECS

2.4	Operating manual

2.5	Maintenance manual

Annex 9, License Agreement of SCD (2008-07-28)

3. Measurement of prototype

The measurement of the prototype must confirm the predicted behaviour of the WECS within the permitted error limits. The essential parts of these measurements have to be carried out by independent institutes. In due time before assembly of the prototype, the Licensor will entrust a suitable measurement institute with such measurements on the basis of the Licensor’s specification (prototype measurement specification), so that the measuring activities can begin upon commissioning of the prototype.

3.1	Power curve

3.2	Noise emission

3.3	Electrical characteristics

3.4	Turbine behaviour

3.5	Loads on WECS

3.6	Thermal behaviour

4. Design Assessment

The Design Assessment is necessary for the granting of building permits and for the insurability of the WECS. Thus clearance for production and operation of the WECS is confirmed by a Certification Authority accepted by the Licensor.

4.1	Assessment report for Safety and Control System specification

4.2	Assessment report for loads

4.3	Assessment report for machinery components

4.4	Assessment report for electrical system

4.5	Assessment report for the tower

4.6	Design Assessment according to Guidelines of Germanischer Lloyd

5. Operating results of WECS

The prototype WECS must have been operated under all normal operating conditions in automatic mode and withstood extreme conditions without any damage in so far as possible. All the designed functions must be performed.

5.1	Testing of all safety functions

5.2	Testing of all operating states

5.3	Automatic mode for at least 6 months

5.4	Energy production of at least 2,500 MWh(2.5/3.0MW), 5000MWh (5.0/6.0MW)

Annex 9, License Agreement of SCD (2008-07-28)

5.5	Operation at rated power for at least 50 hours

6. Type certificate

To start with the series production, the licensee must be granted with a type certificate for the WEC from the certification Authority. Following implementation must be performed:

6.1	Requirements in production and erection

6.2	Quality management system

6.3	Shop approval of production facilities

Note: The series production will be started as soon as the aforementioned conditions can be fulfilled and formal protocol shall be duly signed by contract parties.

Annex 9, License Agreement of SCD (2008-07-28)

Annex 10:

Supports for Prototype/Series Production

1. Support for prototype

A	Scope of work for prototype in workshop assembly includes:

1) Support for workshop assembly and system tests

General comments:

Licensor will support the Licensee in the workshop assembly of the nacelle and help with the system tests. The internal mounting of the main components are also supervised by one Licensor employee. For these tasks, one Licensor employee will be present in the Licensee’s work shop for the certain time frame. Based on current knowledge, a time frame of 2x10 working days for one engineer is required.

Scope of work:	-	2 visits of one Licensor employee (10 working days each)
	-	Supervision of the internal mounting
	-	Supervision of the system tests
	-	Specification and description of the necessary tests

Tasks not included:	-	Execution and preparation of tests (Licensee)
	-	Recording of system tests (Licensee)
	-	Execution of mounting tasks (Licensee)

External requirements:	-	Scheduling of the visit at least 3 weeks before the visit

Internal requirements:	-	None

Result of work:	-	Brief protocols of the tasks carried out
2) Inspection of the foundation of the prototype
General comments:		Licensor will send one engineer to inspect and check the foundation construction on site of the prototype. The visit will take place after the reinforcement steel work has been finished on site and before the concrete work start. The reinforcement work will be check for compliance with the design drawings and changes will be requested if deviations will arise. The concrete work will then be supervised. A time frame of maximum 3 working days for 1 engineer is therefore required.

Annex 10, License Agreement of SCD (2008-07-28)

Scope of work:	-	1 visits of one Licensor employee at the prototype site (3 working days)
	-	Check of the reinforcement work and supervision of the concrete work

Tasks not included:	-	Reinforcement or concrete works

External requirements:	-	Scheduling of the visit at least 3 weeks before the visit

Internal requirements:	-	None

Result of work:	-	Brief protocols of the visit

3) Support during installation of the prototype

General comments:		Licensor will support the Licensee during the installation process of the prototype on site. For this, one Licensor employee will be present on the prototype site for a certain time frame. Based on current knowledge, a time frame of 5 working days is required.

Scope of work:	-	1 visits of one Licensor employee (5 working days)
	-	Supervision of the on site installation

Tasks not included:	-	Execution and preparation of tests
	-	Logging of system tests
	-	Execution of mounting tasks

External requirements:	-	Scheduling of the visit at least 3 weeks before the visit

Internal requirements:	-	None

Result of work:	-	Brief protocols of the visit

4) Support in commissioning the prototype

General comments:

Licensor will support the Licensee in commissioning the prototype. To carry out this task, one Licensor employee will be present at the prototype’s location for a certain time frame. The Licensor employee will supervise and support the system tests which are to be carried out upon commissioning. The commissioning process is considered completed when all tests defined in the commissioning protocol were carried out successfully. Based on current knowledge, a time frame for 1 Licensor engineer of 2x15 (2 visits, 15 working days each) working days are therefore required.

Annex 10, License Agreement of SCD (2008-07-28)

Scope of work:	-	Supervision of the system tests defined in the commissioning protocol 2x15 (2 visits of 1 engineer, 15 working days each)
	-	Fault finding and troubleshooting on components developed by Licensor
	-	Adjustment of control parameters (parameter alterations in the control computer must be carried out.

Tasks not included:	-	Mounting tasks

External requirements:	-	Scheduling of the visit at least 3 weeks before the visit

Internal requirements:	-	None

Result of work:	-	Protocols of tests and work tasks carried out
5) Component inspection at suppliers
General comments:		During the manufacturing process of the prototype, Licensor will inspect several main components at the suppliers or the Licensee manufacturing facilities. Licensor will check if these components are manufactured and assembled according to Licensor’s specifications. Licensor will prepare an inspection report for each component or assembly.

Scope of work:	-	Inspection of blade master plug (1 day)
	-	Inspection of blade mould (1 day)
	-	Inspection of prototype blade (1 day)
	-	Inspection of rotor bearing (1 day)
	-	Inspection of blade and yaw bearing (1 day)
	-	Inspection of hub cast model (1 day)
	-	Inspection of cast hub (1 day)
	-	Inspection of machined hub (1 day)
	-	Inspection of head carrier (1 day)
	-	Inspection of pitch system (1 day)
	-	Inspection of generator/Inverter system (1 day)
	-	Inspection of gear part (1 day)
	-	Inspection of hydraulic /cooling / lubrication system (1 day)

Tasks not included:	-	None

Annex 10, License Agreement of SCD (2008-07-28)

External requirements:	-	Information about inspection 14 days before

Internal requirements:	-	None

Result of work:	-	Inspection report for the above mentioned components or assemblies

B	Scope of work for rotor blade of prototype includes:

1) Technical support

General comments:

During the project, Licensor will provide technical support to the Licensee with regard to the following issues:

•	advice on sourcing of processing machines, (resin mixing, bonding paste mixing, drilling and sawing, laminate impregnation)

•	advice on resin infusion process trials for blade production

•	advice on design and manufacture/of auxiliary tooling (web moulds, spar cap moulds, bonding angle moulds, web and spar cap positioning jigs)

With regard to the processing machines Licensor will establish contacts with suitable suppliers and support the Licensee in the evaluation of different options. Licensor assumes no further responsibility with regard to the processing machines, and any other tasks related to the processing machines, in particular commercial negotiations and the final choice of machines, are the Customer’s responsibility.

With regard to the resin infusion process Licensor will specify one test for investigating the resin reactivity in a thick root laminate, one test for investigating the required pre-cure time in a thin laminate and an infusion trial on a representative part of the blade structure in an existing blade mould. Licensor will further provide technical support with regard to additional infusion trials that may be required to ensure a functioning resin infusion process. Licensor assumes no further responsibility with regard to the resin infusion process, and any other tasks related to the resin infusion process, in particular the final specification of the infusion process and the adequate realisation and implementation of the resin infusion process, are the customer’s responsibility.

With regard to the additional tooling Licensor will provide all required lengths, widths and positions of components or blade parts that are needed for the design and manufacture of the additional tooling. Licensor will further provide technical support with regard to the design and manufacture of the additional tooling. Licensor assumes no further responsibility with regard to the additional tooling, and any other tasks related to the additional tooling, in particular the actual design and manufacture of the additional tooling, are the customer’s responsibility.

Annex 10, License Agreement of SCD (2008-07-28)

Scope of work:	-	Supply of information and technical support in accordance with detailed description above

Tasks not included:	-	Preparation of work instructions
	-	Support for blade material tests
	-	Decision making and direct instructing of personnel

External requirements:	-	English speaking contact person at Licensee with appropriate technical understanding
	-	Information by the Licensee with regard to progress of investigations and tests as well as results found

Results of work:	-	Information given under general comments

2) Support for prototype production

General comments:

To ensure a clear and efficient communication during the prototype production and to enable an adequate and efficient definition of procedures, methods and details one Licensor employee will visit the Licensee at certain events during the prototype production. The following events are suggested:

•   Kick-off meeting (Maximum 5 working days, 1 engineer)

•   Before start of master plug production (Maximum 5 working days, 1 engineer)

•   Before start of mould manufacture (Maximum 10 working days, 1 engineer)

•   Start of production of prototype blade (Maximum 15 working days, 1 engineer)

The visits will be used, on one hand, to clarify any open issues with regard to the design documentation handed over so far and, on the other hand, to define and prepare the further steps to be taken. The other purpose of the visits will be for Licensor to support the Licensee in practical issues on site. Every visit will be prepared by Licensor and the Licensee and Licensor will prepare visit reports after the visit.

Scope of work:	-	Travel to the production facility
	-	Project visits at the production facility
	-	Preparation of visits and reporting

Tasks not included:	-	Detailed definition and preparation of procedures
	-	Definition of material processing requirements and conditions
	-	Preparation of work instructions
	-	Decision making and direct instructing of personnel

Annex 10, License Agreement of SCD (2008-07-28)

External requirements:	-	English speaking contact person at Licensee with appropriate technical understanding

Results of work:	-	Prepared project visits including visit reports

3) Support and evaluation of the blade test

General comments:

The scope of work presupposes one static blade test. The specification of the static blade test which will be submitted by Licensor describes all details which are necessary to perform the blade test such as (list may be not complete):

•	Definition of position of measuring points for strain and deflection,

•	Definition of measuring points for every load introduction point

•	Definition of the locations of the load introduction points as well as the load introduction steps during the test

•	Definition of the mode shapes of the rotor blade

The test is carried out by the blade manufacturer who is also in charge of data recording. All costs related to the hardware for the test and the labour cost of the Licensee is paid by the Licensee. During the blade test, one Licensor employee and one employee of the Certification institute will be present. The test process is supervised. All labour costs of Licensor and the certification institute will be paid by Licensor. The evaluation of the measured data and a comparison with, the calculation results are carried out by Licensor.

Scope of work:	-	Supervision of the blade tests (maximum 5 working days, 1 Licensor employee and 1 employee of the certification institute)
	-	Evaluation of the blade test and comparison with the calculation results

Tasks not included:	-	Implementation of the blade tests
	-	Implementation of the measurements
	-	Design and drawing of the test bench structure of the rotor blade

External requirements:	-	Information on the test facility

Internal requirements:	-	None

Result of work:	-	Report with evaluation of one static blade test to verify the blade structure

Annex 10, License Agreement of SCD (2008-07-28)

C.	Support for control system of prototype includes:

1) Control system hardware installation in the work shop

General comments:		The control cabinets, cables and the sensors will be installed by Licensor or one of its partners in the work shop in China. The installation of the cabinets includes installation of all elements inside the cabinets. The tower base control cabinet will be installed provisional beside the nacelle and connected to the nacelle cabinet in order to perform the workshop tests. The date of the installation must be agreed between all partners. It is assumed that the installation process can be done within one visit in China. A time frame of 5 working days for 1 engineer is assumed. To achieve this the assembly of the nacelle in the work shop must be finished to a sufficient degree.

Scope of work:	-	Installation of the control cabinet in the Licensee work shop in China including all travel and accommodation costs
	-	1 visit, 5 working days, 1 engineer

Tasks not included:	-	Additional visits

External requirements:	-	Nacelle assembly must be finished to a sufficient degree (start of the nacelle control system hardware installation will be agreed between all partners)
	-	Transformer and inverter with switch gear must be installed at the workshop

Result of work:	-	Control cabinet hardware installation including sensors and cables
2) Commissioning of the Control System in the work shop
General comments:		Licensor or one of its partners will do the commissioning of the control system software and hardware in the customers workshop after the complete assembly of the nacelle and the installation of the control system hardware. Licensor will perform functional test of the control system software and the respective hardware systems as far as it is possible in the workshop. Not all functions or systems can be tested in the workshop. It is assumed that the commissioning process can be done within one visit in China. A time frame of 15 working days for 1 engineer is assumed.

Scope of work:	-	Installation of the control system software on the control system hardware (Siemens)
	-	Specification of tests which have to be performed in the work shop

Annex 10, License Agreement of SCD (2008-07-28)

	-	Functional test of the control software functions as far as possible in the work shop
	-	1 visit, 15 working days, 1 engineer

Tasks not included:	-	Full test of all functions
	-	Hardware assembly or installation work

External requirements:	-	Nacelle assembly and nacelle control system hardware installation finished

Result of work:	-	Test results of the control system software
	-	Specification of tests in the work shop

3) Control system hardware installation check at the prototype site

General comments:		The electrical installation will be done by the Licensees engineers at the prototype site in China. The cabling will be the same as in the workshop test. The cabling will be checked and tested by one Licensor engineer after the installation has been finished by the Licensee. It is assumed that the check of the installation can be done within one visit in China. A time frame of 5 working days for 1 engineer is assumed. To achieve this installation of the turbine at the prototype site must be finished.

Scope of work:	-	Check and test of the installation of the control system and electrical system including cables at the prototype site in China including all travel and accommodation costs
	-	1 visit, 5 working days, 1 engineer

Tasks not included:	-	Additional visits
	-	Installation work at the prototype site

External requirements:	-	Turbine installation at the prototype site must be finished (start of the tower base control system hardware installation will be agreed between all partners)
	-	Power cables in the tower must be already installed inside the tower by the tower manufacturer
	-	Commissioning at the workshop must be finished successfully
	-	Installation and cabling of the control system hardware by the Licensee must be finished

Result of work:	-	Control system hardware installation cheek and test at the prototype site

Annex 10, License Agreement of SCD (2008-07-28)

4) Commissioning of the Control System at the prototype site

General comments:		Licensor or one of its partners will do the commissioning of the control system software at the prototype site in China after the installation of the turbine and the installation of the nacelle and tower base control cabinet Licensor will perform functional test of the complete control system software and the respective hardware systems. The system tests and the commissioning will be performed according to the “Specification for commissioning of the prototype”. It is assumed that the commissioning process can be done within two visits in China. A time frame of 2x10 working days for 1 engineer is assumed (2 visits, 10 working days each, 1 engineer).

Scope of work:	-	Commissioning of the control, system according to the “Specification for commissioning of the prototype” in China
	-	2 visits, 10 working days each, 1 engineer

Tasks not included:	-	Hardware assembly or installation work
	-	Commissioning of the mechanical components and sub-systems

External requirements:	-	Turbine installation at the prototype site finished and control system Hardware installation finished

Result of work:	-	Commissioning of the control system hard and software at the prototype site

2. Training Courses

1) Control system software training

General comments:		Licensor or one of its partners will do a training course on the final control system software for the Licensee’s engineers. The training course will be held in the office of Licensor in Shanghai. The number of participants from the Licensee is limited to 6 engineers.

Scope of work:	-	5 working day training course on the final control system software in Shanghai

Tasks not included:	-	Travel costs of the Licensee’s engineers

External requirements:	-	None

Result of work:	-	Training course documents

Annex 10, License Agreement of SCD (2008-07-28)

2) Training course of Assembling

General comments:		Licensor or one of its partners will do a training course on the turbine assembly for the Licensee’s engineers. The training course will be held at Licensee’s workshop. The number of participants from the Licensee is limited to 10 persons including 3 engineers and 7 technicians at least.

Scope of work:	-	4 weeks training, 3 days for assembly process training, rest will be for the physical training on assembly in Licensee’s workshop.

External requirements:	-	None

Result of work:	-	Training course documents

3) Training course of erection

General comments:		Licensor or one of its partners will do a training course on the prototype erection for the Licensee’s engineers. The training course will be held at Licensee’s workshop. The number of participants from the Licensee is limited to 10 persons; the persons who are going to erect the turbine in the future will be strongly preferred to attend this training course.

Scope of work:	-	1 day for demonstration and presentation of erection of turbine in Licensee’s workshop.

External requirements:	-	None

Result of work:	-	Training course documents
4) Training course of commissioning
General comments:		Licensor or one of its partners will do a training course on the prototype commissioning for the Licensee’s engineers. The training course shall be including two parts, theory training will be held at Licensee’s workshop and commissioning training will be held at prototype site. The number of participants in theory training from the Licensee is limited to 10 persons; the persons who are going to assist Licensor’s engineers for commissioning of the turbine in the future will be strongly preferred to attend both training courses.

Annex 10, License Agreement of SCD (2008-07-28)

Scope of work:	-	3 days for the theory training and commissioning of prototype refers to support of prototype commissioning.

External requirements:	-	None

Result of work:	-	Training course documents

5) Training course of regular maintenance

General comments:		Licensor or one of its partners will do a training course on the regular maintenance of turbine for the Licensee’s engineers. The number of participants from the Licensee is limited to 6 persons.

Scope of work:	-	5 working days for regular maintenance at Licensee’s workshop

External requirements:	-	None

Result of work:	-	Training course documents

6) Training course of Siemens Controller

General comments:		Licensor or one of its partners will do a training course on the Siemens controller for the Licensee’s engineers in Licensor’s shanghai office. The number of participants from the Licensee is limited to 8 persons.

Scope of work:	-	3 working days for Siemens controller training in shanghai

Tasks, not included:	-	Travel costs of the Licensee’s engineers

External requirements:	-	None

Result of work:	-	Training course documents

Annex 10, License Agreement of SCD (2008-07-28)

3. supports for series production

Support during series production will be including two parts:

1) Support for Rotor Blade during Series Production

General comments:

•

One Licensor engineer will regularly visit the production facility of the Licensee during the Support Period which is defined in the contract. During the visits the Licensor engineer will examine the quality control system and the production process of the Licensor rotor blades. The purpose of the visit is explicitly not the training of the production staff of the Licensee. The visits will take place during the Support period.

In order to examine the complete production process it should be assured by the Licensee that one complete blade including bonding and finishing is produced during the visit period of the Licensor engineer. A report will be prepared after the visit which documents the status of the blade production during the visit of the Licensor employee. Licensor only can make suggestion for improvements or point out possible problems. The Licensee itself is always responsible for the quality of the production and the rotor blade.

Scope of work:	-	Visit of 1 Licensor engineer for the time period defined in the contract
	-	Examination of the quality control system and the production process
	-	Reporting of the examinations made by the Licensor engineer
	-	Closing meeting at the end of the visit and discussion with the management about the visit results

Tasks not included:	-	Practical training of the production staff
	-	Production duties

External requirements:	-	Production planning for one complete blade production during the visit

Result of work:	-	Examination reports

Annex 10, License Agreement of SCD (2008-07-28)

2) Support for nacelle assembly during series production

General comments:

One Licensor engineer will regularly visit the production facility of the Licensee during the Support Period which is defined in the contract. During the visits the Licensor engineers will examine the quality control system and the production process of the WEC. The purpose of the visit is explicitly not the training of the production staff of the Licensee. The visits will take place as often as necessary during the Support period. The Licensor engineers will be supervising the production.

A report will be prepared after the visit which documents the status of the WEC production during the visit of the Licensor employee. Licensor only can make suggestion for improvements or further development and point out observed problems during series production. The Licensee itself is always responsible for the quality of the production and the License WEC.

Scope of work:	-	Visit of Licensor engineers for the time period defined above
	-	Examination of the quality control system and the production process
	-	Reporting of the examinations made by the Licensor engineers
	-	Closing meeting at the end of each visit and discussion with the management about the visit results

Tasks not included:	-	Practical training of the production staff
	-	Production duties

External requirements:	-	English speaking contact person during the duration of the visit

Result of work:	-	Examination reports

Annex 10, License Agreement of SCD (2008-07-28)

Annex 11: List of Suppliers

1.	Blade	2

2.	Blade Bearing	3

3.	Cables	3

4.	Casting Parts	3

5.	Centralized Lubrication System	4

6.	Control System Hardware	4

7.	Elastomer Bearing	5

8.	Gear Machining	5

9.	High Strength Bolt	6

10.	Hydraulic Filters, Oil Care	7

11.	Hydraulic Rotary Feedthrough	7

12.	Hydraulic Unit	8

13.	Pitch System, Hydraulic Components	8

14.	Rotor Bearing	8

15.	Rotor Brake Calliper	9

16.	Rotor Shaft	10

17.	Slip Ring Unit	11

18.	Tower	12

19.	Transformer	13

20.	Water Cooling System	13

21.	Yaw Bearing	14

22.	Yaw Brake Calliper	14

23.	Yaw Drive, Yaw Gearbox	15

Annex 11, License Agreement of SCD (2008-07-28)

This “Supplier List” is created by aerodyn to help the customers of aerodyn to find suitable suppliers for high quality wind turbine parts. All listed suppliers have already references in wind turbine business. The list is not complete. Most of the listed suppliers are well known by aerodyn and aerodyn has frequently contacted to these companies, aerodyn strongly recommends not to use suppliers, which has no references in wind business. The listed suppliers are not finally fixed at the moment and can be changed by aerodyn during the design process.

1.	Blade

Company	Contact Person	Contact in China
Lianyungang Zhongfu Lianzhong Composites Group Co., Ltd. Add: Hailian East Road No. 195, Xinpu Dist. Lianyungang, 222006 Jiangsu, PRC E-mail: lzexport@lzfrp.com	Mr. Qiao Guanghui General Manager Tel: +86 (0)518-5151797 +86 1380 5130 760 Fax: +86 (0)518-5150329 Email: james-qiao@lzfrp.com

Shanghai FRP Research Institute Branch No. 2 huijin road, Jinhui Town, Fengxian Shanghai, 201404 P. R. China http://www.shfrp.com	Mr. Zhang Jinnan Phone: +862157485603 Fax: +862157485600 Email: zjn275@163.com	see company

SINOMA Beijing FRP Research & Design No. 261 Post Box Kangzhuang Yanqing Beijing, 102101 P. R. China http://www.frp.com.cn	Mr. Wang Xin Phone: +86 1061161370 Fax: +86 1061162500 Email: wangxin@frp.com.cn	see company

Annex 11, License Agreement of SCD (2008-07-28)

2.	Blade Bearing

Company	Contact Person	Contact in China
ROTHE ERDE GmbH Beckumer Strasse 87 59555 Lippstadt Germany http://www.rotheerde.com	Mr. Thomas Wulf Phone: +49 (0) 2941 741 3502 cell: +49 0173 5122508 Fax: +49 2941 741 3400 Email: Thomas.Wulf@thyssenkrupp.com

ROLLIX DEFONTAINE S.A. 3, Rue Louis Renault - BP329 44803 St Herblain Cedex France http://www.rollix-defontaine.com	Mr. Bruno Pelletier Phone: +33 (0)240 678979 Fax: +33 (0)240 6789 03 Email: BrunoPelletier@ rollix-defontaine.com

Sunrise Motion technology Ltd.

Room F, G, H, 20/F,

JinXuan Building No. 238 East

Nandan Rd. Shanghai

Xuhui District, Shanghai 200030,

P. R. China

Mr. Toby Tang

Phone: +86 21 6438 8110

Fax:    +86 21 6438 107

Email: tobytang@sunmotion.com

3.	Cables

Company	Contact Person	Contact in China
Lapp Kabel

4.	Casting Parts

Company	Contact Person	Contact in China
Ningbo Yeong-Shang Casting Iron Co. Ltd Gangkou 1, Beilun District(Xiaogang) 315803, Ningbo, China	Mr. Cai Shugen Tel: +86(0) 574 86228866 Fax: +86(0) 574 86229582 Email: andy@nbys.com.cn

Wuxi FAW Foundry Co. Ltd Xulai Bridge, Zhongnan rd, 214024, Wuxi, China http://www.fawfc.com	Mr. Zhou Yizhong Tel: +86(0) 510 85439857 Fax: +86(0) 510 85439411 Email: zyz@fawfc.com

Annex 11, License Agreement of SCD (2008-07-28)

HANGZHOU Sound Foundry Co., Ltd. Xiaoshan Guali Industrial Zone Hangzhou 311241 P. R. China Phone: +86-571-82565812 Fax: +86-571-82565810 Email: sales@sound-foundry.com

5.	Centralized Lubrication System

Company	Contact Person	Contact in China
LINCOLN GmbH Technologiezentrum Europa Nord Neuenhausplatz 73 40699 Erkrath Germany http://www.lincolnindustrial.de	Tel.: +49 211 20 99 62-0 Fax: +49 211 20 99 62-40 E-Mail: lincolnten@ lincolnindustrial.de	Lincoln China Office Room 2208 HuaXia Bank Tower - No. 256 Pudong Road South - Pudong Area Shanghai 200120 P. R. China Phone: +86-21-5115-0202 Fax: +86-21-5115-0220 http://www.lincolnindustrial.com.cn

WILLY VOGELAG (SKF) Vertriebs- und Service Center Hamburg Sinstorfer Kirchweg 74-92 21077 Hamburg Germany	Mr. Fred Poser Ing. (grad.) Phone: +49 (0) 40-76 10 28 74/75 Fax: +49 (0) 40-76 10 28 96 Wmail: Fred.Poser@vogel.skf.com

Vogel Lubrication System

(Shanghai) Co. Ltd.

6th Floor, Shi Yan Building, No. 501

Jin Wan Road Jinquiao Export

Processing Zone, Pudong

Shanghai 201206

P. R. China

Phone: +86 21 58 34 53 55

Fax:     +86 21 58 99 24 92

Email: vogel@wearmax.com.hk

6.	Control System Hardware

Company	Contact Person	Contact in China
Siemens AG

Annex 11, License Agreement of SCD (2008-07-28)

7.	Elastomer Bearing

Company	Contact Person	Contact in China
CONTITECH VIBRATION CONTOL GMBH Jädekamp 30	Mr. Thomas Knickelmann Phone: +49 511 97 66 02 1 Fax: +49 511 97 66 86 0 Email: thomas.knickelmann@vc.contitech.de
D-30419 Hannover www.schwingmetall.com	Mr. Wolfgang Gornik Phone: +49 421 6 25 09 50 Fax: +49 421 6 25 09 51 Email: wolgang.gornik@willbrandt.de
FOR GERMANY ONLY: WILLBRANDT KG Schnackenburgerallee 180 D-22525 Hamburg, Germany www.willbrandt.de

ESM Energie- und Schwingungstechnik Mitsch GmbH Auf der Rut 5 64668 Rimbach - Mitlechtern Germany http://www.esm-gmbh.de	Mr. Franz Mitsch Phone: +49 6253 98850 Fax: +49 6253 988550 Email: info@esm-gmbh.de

8.	Gear Machining

Company	Contact Person	Contact in China
Richard Welter Maschinen- und Zahnradfabrik GmbH Postfach 22 88 - 77912 Karl-Kammer-Straße 7 D-77933 Lahr / Schwarzwald Email: zahnrad@welter-lahr.de http://www.welter-lahr.de	Mr. J. Hildebrandt Phone: +49 (0)7821 923 0 Fax: +49 (0)7821 923 129

Annex 11, License Agreement of SCD (2008-07-28)

PW Wolfgang Preinfalk GmbH Zur Trannenburg 31 D-66280 Sulzbach Email: pw@preinfalk.de http://www.preinfalk.de	Ms. Reis Corinne Phone: +49 (0)6897 98120 Fax: +49 (0)6897 9812 27

Zahnradfertigung Ott. Bloehsteinstrasse 20 D-72411 Bodelshausen Email: info@zahnrad-ott.de	Mr. Ott Phone: +49(0)7471 7050 Fax: +49(0)7471 70539 Email: n.ott@zahnrad-ott.de

9.	High Strength Bolt

Company	Contact Person	Contact in China
August Friedberg GmbH Achternbergstraße 38 A D-45884 Gelsenkirchen Postfach 10 08 43 D-45808 Gelsenkirchen E-Mail: Info@august-friedberg.de www.august-friedberg.de	Martin Jaeger Phone: +49 (0) 2 09-91 32 147 Fax: +49 (0) 2 09-91 32 236 martin.jaeger@august-friedberg.de

PEINER Umformtechnik GmbH Woltorfer Strasse 20-24 D-31224 Peine Telefon 0049-5171-545-0 Telefax 0049-5171-545-180 Internet: www.peiner-ut.com	Dr. Uwe Hasselmann Tel. +49(0)5171-545 203 Fax +49(0)5171-545 314 eMail: sales@peiner-ut.com

Annex 11, License Agreement of SCD (2008-07-28)

Shanghai Jinma High Strength Fastener Co., Ltd. Jialin Rd. 101, 201206, Shanghai, China http://www.jinmabolt.com	Mr. Zhang Yi Vice General Manager Tel: +86 (0)21 58992702 +86 (0)21 58549376 Fax: +86 (0)21 50322293 +86 (0)21 58992308 E-mail: jinfastener@163.com Zhangyi919@163.com

Shanghai Shenguang High Strength Bolts Co., Ltd. Add: Chaoxing Rd, Luchaogan, Nanhui, 200080, Shanghai, China http://www.shsg.cn	Mr. Gu Mingyi General Manager Tel: +86 (0)21 58250758 +86 (0)13801637015 Fax: +86 (0)21 58251089 E-mail: service@shsg.cn

10.	Hydraulic Filters, Oil Care

Company	Contact Person	Contact in China
KARBERG & HENNEMANN GmbH Marlowring 5 D-22525 Hamburg, Germany www.karberghennemann.com	Mr. Meinert Hansen Phone: +49 4822 36 32 71 Fax: +45 4822 36 47 71 Email: mhh.de@cjc.dk

11.	Hydraulic Rotary Feedthrough

Company	Contact Person	Contact in China
DEUBIN GmbH Nassaustraße 10 D-65719 Hofheim-Wallau Germany www.deublin.de	Mr. Peter Hennings Phone: +49 6122 80 02 0 Fax: +49-6122 15 88 8 Email: phennings@deublin.de

GAT – Gesellschaft für Antriebstechnik mbH Schoßbergstraße 19 D-65201 Wiesbaden, Germany www.gat-mbh.de	Mr. Ralf Peter Schädel Phone: +49 611 928 438 8 Fax: +49 5751 921 701 Email: schaedel@gat-mbh.de

Annex 11, License Agreement of SCD (2008-07-28)

12.	Hydraulic Unit

Company	Contact Person	Contact in China
HYDAC INTERNATIONAL Muehlenweg 131 -139 22844 Norderstedt Germany http://www.hydac.com	Mr. Roland Herber Phone: +49 6897 50 97 03 Fax: +49 6897 50 94 54 Email: roland.herber@hydac.com

Hydac Technologgy (Shanghai)

Limited

Shanghai Minhang Economics &

Technological Development Zone

28 Zhongpin Lu

Shanghai 200245

P. R China

Mr. Haibo Yang

Phone: +86 21 64633510

Fax:     +86 21 64300257

Email: hydacsh@hydac.com.cn

13.	Pitch System, Hydraulic Components

Company	Contact Person	Contact in China
AVN HYDRAULIK A/S Suensonsvej 14 DK-8600 Silkeborg, Danmark www.avn.dk	Mr. Tom Weiling Phone: +45 87 22 81 60 Fax: +45 86 94 54 14 Email: tw@avn.dk

BOSCH REXROTH AG Mobile Hydraulics Walsroder Straße 93 D-30853 Langenhagen, Germany www.boschrexroth.de	Mr. Harald Behrings Phone: +49 511 726 657 201 Fax: +49 511 726 657 94 Email: herald.behrens@boschrexroth.de

14.	Rotor Bearing

Company	Contact Person	Contact in China
SKF GmbH Gunnar-Wester-Strasse 12 97419 Schweinfurt Germany http://www.skf.com	Mr. Matthias Hofmann Phone: +49 9721 563347 Fax: +49 9721 562029 Email: matthias.hoffmann@skf.com

Annex 11, License Agreement of SCD (2008-07-28)

TIMKEN EUROPA GMBH Landstrasse 44-48 D-42781 Harm, Germany	Mr. Dirk Neumann Phone: +49 2129 56 01 53 Fax: +49 2129 56 01 22 Email: neumannd@timken.com

SCHAEFFLER KG Georg-Schaefer-Strasse 30 97421 Schweinfurt Germany http://www.fag.com	Mr. Rudolf Zeidlhack Phone: +49 9721 913388 Fax: +49 9721 913832 Email: rudolf.zeidlhack@schaeffler.com

Schaeffler Holding (China) Co., Ltd.

Center of Competence

229 Yanshan Road

Taicang 215400, Jiang Su Province

P. R. China

Mr. Wolfgang Scholz

Phone: +86 512 5359 0998

Mob.:  +86 138 0905 8235

Fax:    +86 512 5359 0924

Email: wolfgang.scholz@schaeffler.com

http://www.ina.com

15.	Rotor Brake Calliper

Company	Contact Person	Contact in China
SVENDBORG BRAKES A/S Kirchnerstrasse 42 32257 Buende Germany http://www.svendborg-brakes.dk	Mr. Michael Franke Phone: +49 5223 685 400 Fax: +49 5223 685402 Email: m.franke@svendborg-brakes.de

KTR Power Transmission

Technology (Shanghai) Co, Ldt.

Mr. Zhu Hensen

Floor 1, Bldg. 30 No. 351 Jin Zang

Road

Jin Qiao 201206, Pudong Shanghai

P. R. China

Phone: +86 (21) 50 32 0 880 (00)

            +86 (21) 50 55 66 85

Fax:     +86 (21) 50 32 0 600

Email: ktrchina@mail.online.sh.cn

            z.hensen@ktr.com

            ktr-cn@ktr.com

http.//www.ktr.com

Annex 11, License Agreement of SCD (2008-07-28)

SIME-Stromag SAS Avenue de l’Europe -BP 24 18150 La Guerche-sur-l’Aubois France http://www.sime-stromag.com	Ms. Patrice Devoulon Phone: +33 248807327 Fax: +33 248740524 Email: p.devoulon@sime-stromag.com

Beijing Deven PTC.

Jiajiangtiancheng Plaza

Room 2201, A Block

Jia 2, South Road Wangjingzhong

Huan

Beijing 100102

P. R. China

Mr. Davy Que

Phone: +86 13 901334129

Fax:     +86 10 84720020

Email: simesino@sohu.net

16.	Rotor Shaft

Company	Contact Person	Contact in China
SKODA STEEL Tylova 1/57 31600 Plzen Czech Republic http://www.skoda-steel.com	Ms. Jitka Matuchová Phone: +420 3781 325 28 Fax: +420 3781 348 88 Email: jitka.matuchova@skoda-steel.cz

Special Steel Factory of Inner Mongolia North Heavy Industries Group No.100 sub-mailbox of the third Mailbox, Qingshan District, 014033, Baotou, China http://www.bfzg.com	Mr. Zhang Jianjun Tel: +86(0)472 3385642 Fax: +86(0)472 3340042

China National Erzhong Group Co. Ltd. Zhujiang west rd No. 460,618000, Deyang, Sichuan, China	Mr. Li Tao Tel: +86(0)838 2201556 Fax: +86(0)838 2342471

Annex 11, License Agreement of SCD (2008-07-28)

17.	Slip Ring Unit

Company	Contact Person	Contact in China
LABEL S.A.S. EUREKA Industrievertretungen Eschburger Weg 75 66121 Saarbrucken Germany http://www.label.fr	Mr. Joseph Loeb Phone: +49 681 8390880 Fax: +49 681 8390889 Email: info@eureka-iv.de

SCHLEIFRING und APPARATEBAU GmbH Am Hardtanger 10 82256 Fuerstenfeldbruck Germany http://www.schleifring.de	Mr. Martin Krischak Phone: +49 8141 4030 Fax: +49 8141 40345 Email: mkrischak@Schleifring.de

Shenzhen Kaito-Filtec Trade Co

20A QINGTIANGE SKY CASTLE

Bldg.

JINGTIAN Road

Shenzhen / Guangdong 518036

P. R. China

Dr. Shihui Li

Phone: +86 755 8305 6183

Fax:     +86 755 8305 6193

Email: info@schleifring.com.cn             shli@kaito-leibinger.com

http://www.schleifring.com.cn

KRAUS Elektrotechnik Walter Kraus GmbH Aindlinger Strasse 13 86167 Augsburg Germany http://www.kraus.de	Mr. Klaus Meyer Phone: +49 821 796090 Fax: +49 821 7960926 Email: zentrale@kraus.de

STEMMANN Technik GmbH Quendorier Strasse 34 48465 Schüttorf Germany http://www.stemmmann.de	Mr Klaus Barthelt Phone: +49 (0) 59 23 - 81 - 208 Fax: +49 (0) 59 23 - 81 - 274 Email: k.barthelt@stemmann.de

GAT – Gesellschaft für Antriebstechnik mbH Schoßbergstraße 19 D-65201 Wiesbaden, Germany www.gat-mbh.de	Mr. Ralf Peter Schädel Phone: +49 611 928 438 8 Fax: +49 5751 921 701 Email: schaedel@gat-mbh.de

Annex 11, License Agreement of SCD (2008-07-28)

18.	Tower

Company	Contact Person	Contact in China
Qingdao Jieneng High & New Technology Co., Ltd. Weihe Rd. 889, Economic & Technique Development area, 266510, Qingdao, China http://www.qdjieneng.com	Mr. Wang Bo Vice Manager of Sales Dept. Tel: +86 (0)532 86106328 +86 (0)13954229933 Fax: +86 (0)532 86106318 E-mail: wb@qdjieneng.com

Baotou Beifang Chuangye Steel Structure Co., Ltd. Mailbox 2, 014010, Baotou, Inner Mongolia	Mr. Gao Zhonggui General Manager Tel: +86 (0)472 2109889 +86 (0)472 3117078 Fax: +86 (0)472 2113930

Shanghai Taisheng Power Engineering Machinery Co., Ltd. Weiqing Rd. 1988, Jinshan District, 201508, Shanghai, China http://www.shtsp.com	Mr. Zhang Fulin General Manager Assistant Tel: +86 (0)21 57245665 +86 (0)13818807216 Fax: +86 (0)21 57245664 E-mail: razhangfl@yahoo.com.cn

Chengxi Shipyard Co., Ltd. Heshan Rd. 1, 214433, Jiangyin, China http://www.chengxi.com	Mr. Hong Haiyun Steel Construction Dept. Director of Business Section Tel: +86 (0)510 81668680 +86 (0)510 81668681 Fax: +86 (0)510 81668688 E-mail: peterhhy_chenaxi@vip.163.com

Annex 11, License Agreement of SCD (2008-07-28)

19.	Transformer

Company	Contact Person	Contact in China
PAUWELS Antwerpsesteenweg 167 2800 Mechelen Belgium http://www.pauwels.com	Mr. Jan Delercq Phone: +32 15283243 Fax: +32 15283392 Email: j.declerq@pauwels.com

SGB Starkstrom-Geraetebau GmbH Ohmstr. 10 93055 Regensburg Germany http://www.sgb-Trafo.de	Mr. Arnold Schwaiger Phone: +49 941 7841242 Fax: +49 941 7841399 Email: arnold.schwaiger@sgb-trafo.de

ABB Oy O. Box 184 00381 Helsinki Finnland http://www.abb.com	Mr. Veikko Hyvaerinen Phone: +49 941 7841242 Fax: +49 941 7841399 Email: veikko.hyvarinen@fi.abb.com	ABB Drives Mr. Pami Vuorio Beijing P. R. China Phone: +86 (0) 10 58217 581 mobil: +86 13 80 131 78 93

20.	Water Cooling System

Company	Contact Person	Contact in China
HYDAC INTERNATIONAL Muehlenweg 131 -139 22844 Norderstedt Germany http://www.hydac.com	Mr. Karl-Heinz Effelsberg Phone: +49 40 5260070 Fax: +49 40 52600715 Email: karl-heinz.effelslsberg@ hydac.com

Hydac Technologgy (Shanghai)

Limited

Shanghai Minhang Economics &

Technological Development Zone

28 Zhongpin Lu

Shanghai 200245

P. R China

Mr. Haibo Yang

Phone: +86 21 64633510

Fax:     +86 21 64300257

Email: hydacsh@hydac.com.cn

Annex 11, License Agreement of SCD (2008-07-28)

21.	Yaw Bearing

Company	Contact Person	Contact in China
ROTHE ERDE GmbH Beckumer Strasse 87 59555 Lippstadt Germany http://www.rotheerde.com	Mr. Thomas Wulf Phone: +49 2941 7413502 Fax: +49 2941 7413400 Email: Thomas.Wulf@thyssenkrupp.com

ROLLIX DEFONTAINE S.A. 3, Rue Louis Renault - BP329 44803 St Herblain Cedex France http://www.rollix-defontaine.com	Mr. Bruno Pelletier Phone: +33 (0)240 6789 79 Fax: +33 (0)240 6789 03 Email: Bruno-Pelletier@ rollix-defontaine.com

Sunrise Motion technology Ltd.

Room F, G, H, 20/F,

JinXuan Building No. 238 East

Nandan Rd. Shanghai

Xuhui District, Shanghai 200030

P. R. China

Mr. Toby Tang

Phone: +86 21 6438 8110

Fax:     +86 21 6438 107

Email: tobytang@sunmotion.com

22.	Yaw Brake Calliper

Company	Contact Person	Contact in China
SVENDBORG BRAKES A/S Kirchnerstrasse 42 32257 Buende Germany http://www.svendborg-brakes.dk	Mr. Uwe Peters Phone: +49 5223 685 4019 Fax: +49 5223 685402 Email: u.peters@svendborg-brakes.de

KTR Power Transmission

Technology (Shanghai) Co, Ltd..

Floor 1, Bldg. 30 No. 351 Jin Zang

Road

Jin Qiao 201206, Pudong Shanghai

P. R. China

Mr. Zhu Hensen

Phone: +86 (21) 50 32 0 880 (00)

            +86 (21)50 55 66 85

Fax:     +86(21)50 32 0 600

Email: ktrchina@mail.online.sh.cn

            z.hensen@ktr.com

            ktr-cn@ktr.com

http//www.ktr.com

Annex 11, License Agreement of SCD (2008-07-28)

SIME-Stromag SAS Avenue de l’Europe -BP 24 18150 La Guerche-sur-l’Aubois France http://www.sime-stromag.com	Ms. Patrice Devoulon Phone: +33 248807327 Fax: +33 248740524 Email: p.devoulon@sime-stromag.com

Beijing Deven PTC.

Jiajiangtiancheng Plaza

Room 2201, A Block

Jia 2, South Road Wangjingzhong

Huan

Beijing 100102

P. R. China

Mr. Davy Que

Phone: +86 13 901334129

Fax:     +86 10 84720020

Email: simesino@sohu.net

23.	Yaw Drive, Yaw Gearbox

Company	Contact Person	Contact in China
ZOLLERN GmbH Heustr. 1 88518 Herbertingen Germany http://www.zollern.de	Mr. Holger Graf Phone: +49 7586 959711 Fax: +49 7586 959575 Email: holger.graf@zollern.de

Zollern (Tianjin) Maschinery Co., Ltd.

No. 33, 7th Avenue

Teda-Tianjin 300457

P. R. China

Mr. Tang Yi, Mr. Erich Koch

Phone: +86 2225323811

Phone: +86 13902091440

Fax:     +86 2225323810

Email: sales@zollern.sina.net

BONFIGLIOLI Getriebe GmbH Hamburger Strasse 18 41540 Dormagen Germany http://www.bonfiglioli.com	Mr. Juergen Weber Phone: +49 2133 502620 Fax: +49 2133 502610 Email: j.weber@bonfiglioli.de

Bonfiglioli Drives (Shanghai) Co.Ltd.

No. 8 Building, 98 Tian Ying Road,

Shanghai 201712, Qingpu District

P. R CHINA

Mr. Lin Kenian (Michael Lin)

Phone: +86-21-69225500

Fax:     +86-21-69225511

E-mail: bds@bonfiglioli.com.cn

http://www.bonfiglioli.cn

NANJING HIGH SPEED GEAR MANUFACTURING CO. No. 299, Lai Yin Da Road, Jiangning Science Garden, Nanjing, China http://www.nac.com.cn	Mr. Zhu Jiangping Tel: +86-(0)25 52172830 Fax: +86 (0)25 52172778 Email: zhujiangping@ngc.com.cn

Annex 11, License Agreement of SCD (2008-07-28)

Annex 12:

Guidelines of Germanischer Lloyd on Quality

Management

The requirements for manufacturing are set forth in Chapter 3 of some of “Guideline for the Certification of Wind Turbines” issued by Germanischer Lloyd. Some of the paragraphs relevant for the production of WECs are listed below. The most current revision of the guideline and its regulations shall be considered at any time and additional requirements by the Certification Institute must be followed.

Requirements for Manufacturers

Manufacturers shall be suitable for the work to be carried out as regards their workshop facilities, manufacturing processes as well as training and capabilities of the personnel. Proof of this may be provided by means of a documented and certified quality management system. If required, GL Wind will issue a shop approval on request of a manufacturer, provided the approval conditions are fulfilled.

It is the responsibility of the manufacturer to observe and conform to this Guideline, the pertinent laws and ordinances technical regulations, standards and data sheets, such as those from the chemicals industry etc. Insofar as the requirements for the manufacturers set out below (especially as regards quality control) are not further defined, these shall be defined in accordance with the quality management requirements. Details shall be agreed with GL Wind for each individual case.

Works equipment

The manufacturers shall have at their disposal suitable facilities and equipment for faultless execution of the work. External facilities may be included for consideration only if these meet the prerequisites for competent execution and are available without restriction. Equipment and facilities include, on the scale necessary for the manufacture in question, for instance the following:

•	workshops, roofed-over working areas as required, equipment for assembly sites

•	store-rooms for materials

•	drying facilities- lifting gear for assembly and transport

•	processing machinery and tools

•	tools and equipment for welding and cutting

•	appliances for joining-up, and for welding, laminating, bonding and gluing

•	air-condition monitoring instruments

•	facilities for preheating and heat treatment

•	test equipment and materials plus means for their calibration

Annex 12 License Agreement for SCD (2008-07-28)

Personnel

The personnel employed by the company shall be such as to ensure that the components can be competently prepared, manufactured and tested to the extent necessary. GL Wind may require proof of the technical qualifications of the staff. The respective areas of responsibility shall be laid down and arrangements made for deputies for those responsible.

Shop approval

Shop approval is required for welding, laminating and bonding. Shop approvals by other organizations can be recognized after consultation with GL Wind. GL Wind reserves the right to demand approval for other manufacturing methods or working techniques.

Quality Management

Provided the manufacturer operates and applies a quality management (QM) system in accordance with a recognized standard, arid, this has been evaluated by GL Wind, a portion of the proofs required in this Guideline may be provided within the context of the QM system. A certification of the QM system by an accredited certification body is recognized through the assessment by GL Wind.

Recognition of the QM system obliges the manufacturer to observe the requirements laid down in this Guideline. The obligation for proof of this rests on the company. GL Wind verifies the effectiveness of the system and the work-specific requirements on the basis, of the documentation submitted by the company, e.g. within the context of shop approval, and checks it, at its discretion, by random inspections or by witnessing tests within the QM system.

The manufacturer is responsible for ensuring that all tests and inspections laid down in accordance with this Guideline, as well as with any standards, specifications and other regulations that are also applicable, are carried out.

GL Wind shall be notified without request prior to the introduction of any alterations to the QM system or to production processes which can be expected to have a significant effect on product quality. GL Wind reserves the right to check these issues (extraordinary inspection) and to review the approval of the QM system.

Insofar as the certification of the QM system of a certification body was recognized by GL Wind, the manufacturer is under an obligation to inform GL Wind without delay about the loss of the certificate’s validity.

Materials

Only suitable materials with guaranteed properties (e.g. strength, toughness - at low temperatures if appropriate, cold deformability, suitability for welding, resistance to rot etc.) may be used for the force- and moment-transmitting components of a wind turbine.

Annex 12 License Agreement for SCD (2008-07-28)

Materials chosen shall be matched to the demands to be made on the component, particularly the type of load (shock load, oscillating load) as well as the external conditions and to the design. The materials chosen shall be named clearly and comprehensively in the documents (drawings, parts lists) to be submitted for approval.

All materials not listed shall be treated in accordance with the relevant standards as regards quality requirements and test conditions. The special environmental and operational conditions of the wind turbine shall be taken into account.

The temperature range for the materials to be used is laid down in the Guideline. The use of materials outside this temperature range necessitates special consultation with GL Wind.

For components which are mounted on or installed in wind turbines, only materials approved by GL may be used in the case of wind turbines for which an application for project certification has been submitted.

For the components listed below, such as

•	rotor blades

•	blade bearings

•	rotor hub

•	main bearing

•	brake

•	generator

•	main frame

•	blade-pitch, rotor and yaw locks

•	yaw bearing

•	tower and (optionally) foundation

that are important for the integrity of the wind turbine and also present a high danger potential for human health and life, an implementation of the design requirements in production and erection is required.

Production and Testing

The manufacturers shall ensure that only recognized and approved production processes are used and that the conditions defined as a basis for the recognition and approval are observed.

Laminating fibre-reinforced plastics

All workshops, store-rooms and their operational equipment shall meet the requirements of the relevant safety authorities and employers’ liability insurance associations. The responsibility for compliance with these requirements is solely the company’s.

Annex 12 License Agreement for SCD (2008-07-28)

The danger of contamination of materials for laminating shall as a rule be kept to a minimum by rigorous separation of production areas and other workshops as well as store-rooms. Only the quantity of materials required for production within the next two days shall be stored in the laminating workshops.

Whilst laminating and gluing is progressing, dust-generating machinery may be operated in the laminating workshop only to a limited extent and only if fitted with a dust collection unit. Painting or spraying work is only permissible within the laminating workshop if the company can ensure that such activities will not affect the laminating quality.

Store-rooms

Laminating resin compounds and adhesives shall be stored according to the manufacturer’s instructions. The temperature in the store-rooms shall be recorded continuously.

Annex 12 License Agreement for SCD (2008-07-28)

Annex 13: Payment Schedule for

2.5/3MW & 5/6MW Turbine

1. After signing contract	Euro: 5.0 million

2. After delivery of first batch of document for 2.5/3MW (Rotor blade and mould specified in Annex 6)	Euro: 1.0 million

3. After delivery of second batch of document for 2.5/3MW (Mechanical parts of nacelle specified in Annex 6)	Euro: 1.5 million

4. After delivery of third batch of document for 2.5/3MW (Electrical parts specified in Annex 6)	Euro: 1.0 million

5. After delivery of fourth batch of document for 2.5/3MW (Tower, foundation specified in Annex 6)	Euro: 0.5 million

6. After delivery of fifth batch of document for 2.5/3MW (Manuals specified in Annex 6)	Euro: 0.5 million

7. After erection of turbine and start of commissioning for 2.5/3MW	Euro: 0.5 million

8. After issue of A-design assessment from GL for 2.5/3MW	Euro: 1.0 million

9. Before start of design work of 5/6MW	Euro: 2.0 million

10. After delivery of first batch of document for 5/6 MW (Rotor blade and mould specified in Annex 6)	Euro: 1.0 million

11. After delivery of second batch of document for 5/6 MW (Mechanical parts of nacelle specified in Annex 6)	Euro: 1.5 million

12. After delivery of third batch of document for 5/6 MW (Electrical parts specified in Annex 6)	Euro: 1.0 million

13. After delivery of fourth batch of document for 5/6 MW (Tower, foundation specified in Annex 6)	Euro: 0.5 million

Annex 13, License Agreement of SCD (2008-07-28)

14. After delivery of fifth batch of document for 5/6 MW (Manuals specified in Annex 6)	Euro: 0.5 million

15. After erection of turbine and start of commissioning for 5/6 MW	Euro: 0.5 million

16. After issue of A-design assessment from GL for 5/6 MW	Euro: 1.0 million

Annex 13, License Agreement of SCD (2008-07-28)

Annex 14 Time Schedule

The time schedule (beginning with the date of receipt of the first part of the basic payment according to Art.21.1) for the transfer of the contractual know-how shall be as follows:

Time schedule after start of project	Project milestone
3 month	Delivery of documents to build the master plug for the first rotor blade with power 2.5/3.0 MW including 3D geometry data.

4 month	Delivery of the document to order the long-term delivery components, such as casting parts, bearings, gears and generator parts.

5 month	Delivery of specification of other components such as pitch system, hydraulic system, rotor brake, yaw drive, yaw brakes, cooling system.

6 month	a. delivery of documents of tower b. delivery of documents to build the mould of rotor blade

7 month	Start with the development of the 5.0/6.0 MW offshore turbine.

8 month	a. delivery of documents to build the first rotor blade for blade test for 2.5/3.0MW b. delivery of documents of foundation

9 month	Delivery of documents to build the secondary components for the turbine 2.5/3.0MW

10 month	Start of workshop assembly of the prototype 2.5/3.0MW (may be affected by the delivery time of the components)

11 month	Delivery of documents to build the master plug for the rotor blade for 5.0/6.0 MW turbine

12 month	Erection and start of commissioning of prototype 2.5/3.0 MW at site

13 month	Delivery of documents to order the long-term delivery components for 5.0/6.0 MW, such as casting parts, bearings, gears and generator parts

14 month	Measuring campaign of 2.5/3.0 MW turbine will be started

15 month	Delivery of specification of other components such as pitch system, hydraulic system, yaw drive, yaw brakes, rotor brake, cooling system for 5.0/6.0MW turbine.

Annex 14, License Agreement of SCD (2008-07-28)

17 month	a. delivery of documents to build the mould for the rotor blade 5.0/6.0MW b. delivery of documents of tower

20 month	a. delivery of documents to build the first rotor blade for blade test 5.0/6.0MW b. delivery of documents of foundation

21 month	Delivery of documents to build the secondary components for the turbine

22 month	Start of the workshop assembly of the prototype 5.0/6.0MW turbine (may be affected by the delivery time of the components)

24 month	Erection and start of commissioning of prototype 5.0/6.0MW at site

26 month	Measuring campaign of turbine 5.0/6.0MW will be started

Note: This schedule may be slightly changed after detailed project planning. The Licensee will be informed with the detail schedule one month after start of the project.

Annex 14, License Agreement of SCD (2008-07-28)